UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement

☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Microsoft Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Explanatory Note: This Amendment No. 1 to the Schedule 14A filed September 20, 2004 is being filed for the sole purpose of adding the following sentence to the biographical data for Dr. Helmut Panke that appears on page 2 of the proxy statement:

“Dr. Panke is also a director of UBS AG.”

No other changes have been made to the proxy statement filed September 20, 2004.

2004 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Microsoft Corporation will be held at the

MEYDENBAUER CENTER

11100 NE 6th Street

Bellevue, Washington

on November 9, 2004, at 8:00 A.M.

PROXY VOTING OPTIONS

YOUR VOTE IS IMPORTANT!

Whether or not you expect to attend in person, we urge you to vote your shares by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares will save the Company the expense and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote your shares by mail. Submitting your proxy now will not prevent you from voting your stock at the meeting if you desire to do so, as your vote by proxy is revocable at your option.

Voting by the Internet or telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help Microsoft reduce postage and proxy tabulation costs.

Or, if you prefer, you can return the enclosed proxy card in the envelope provided.

PLEASE DO NOT RETURN THE ENCLOSED PAPER BALLOT IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.

VOTE BY INTERNET

http://www.eproxy.com/msft

24 hours a day / 7 days a week

INSTRUCTIONS:

Read the accompanying Proxy Statement.

Go to the following website:

http://www.eproxy.com/msft

Have your proxy card in hand and follow the instructions. You can also register to receive all future shareholder communications electronically, instead of in print. This means that the annual report, proxy statement, and other correspondence will be delivered to you electronically via e-mail.

VOTE BY TELEPHONE

(800) 435-6710 via touch tone phone

toll-free 24 hours a day / 7 days a week

INSTRUCTIONS:

Read the accompanying Proxy Statement.

Call toll-free (800) 435-6710.

Have your proxy card in hand and follow the instructions.

2004 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Microsoft Corporation will be held at the

MEYDENBAUER CENTER

11100 NE 6th Street

Bellevue, Washington 98004

on November 9, 2004, at 8:00 A.M.

2004 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Microsoft Corporation will be held at the

MEYDENBAUER CENTER

11100 NE 6th Street

Bellevue, Washington

on November 9, 2004, at 8:00 A.M.

PROXY VOTING OPTIONS

YOUR VOTE IS IMPORTANT!

Whether or not you expect to attend in person, we urge you to vote your shares by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares will save the Company the expense and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote your shares by mail.

Voting by the Internet or telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help Microsoft reduce postage and proxy tabulation costs.

Or, if you prefer, you can return the enclosed Voting Instruction Form in the envelope provided.

PLEASE DO NOT RETURN THE ENCLOSED PAPER BALLOT IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.

VOTE BY INTERNET

http://www.proxyvote.com/

24 hours a day / 7 days a week

INSTRUCTIONS:

Read the accompanying Proxy Statement.

Go to the following website

http://www.proxyvote.com/

Have your Voting Instruction Form in hand and follow the instructions. You can also register to receive all future shareholder communications electronically, instead of in print. This means that the annual report and proxy statement will be delivered to you electronically via e-mail.

VOTE BY TELEPHONE

1-800-454-8683 via touch tone phone

toll-free 24 hours a day / 7 days a week

INSTRUCTIONS:

Read the accompanying Proxy Statement.

Call the 800 toll-free number provided on your Voting Instruction Form or 1-800-454-8683.

Have your Voting Instruction Form in hand and follow the instructions.

PARKING FACILITY AND DRIVING DIRECTIONS

DRIVING DIRECTIONS	PARKING

•       From Seattle via SR-520:

•       Take SR-520 east to I-405 south.

•       Take Exit 13B west onto NE 8th to 110th Avenue NE.

•       Turn left onto 110th to NE 6th Street.

•       Turn left onto NE 6th Street to Meydenbauer Center’s parking garage.

Due to limited parking availability, we encourage you to explore Metro’s commuter services. The Bellevue Transit Center is conveniently located less than a block from Meydenbauer Center.

Parking validation for the Meydenbauer Center garage will be available at the meeting.

•       From Seattle via I-90:

•       Take I-90 east to I-405 north.

•       Take Exit 12 for the SE 8th Street exit and stay right.

•       At the stoplight, go left onto SE 8th Street.

•       Turn right onto 112th Avenue NE.

•       Turn left onto NE 6th Street to Meydenbauer Center’s parking garage.

September 29, 2004

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Microsoft Corporation, which will be held at the Meydenbauer Center, 11100 NE 6th Street, Bellevue, Washington 98004, on November 9, 2004, at 8:00 a.m. Driving directions to the Meydenbauer Center can be found on the inside front cover of this document. Parking will be validated only for the Meydenbauer Center garage. Please note that parking is limited, so plan ahead if you are driving to the meeting.

Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

You will notice in reading the proxy statement that Wm. G. Reed, Jr., a director of the Company since 1987, is retiring from the Board of Directors and hence, not standing for re-election. We want to express our deep appreciation to Gary for his valuable contributions to Microsoft during his 17 years of service.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy.

We will provide live coverage of the annual meeting from the Microsoft Investor Relations website at www.microsoft.com/msft. Additionally, the transcript along with video and audio of the entire annual meeting of shareholders will be available on the Investor Relations website after the meeting. We hope this will allow those of you who are unable to attend the meeting to hear Microsoft executives discuss the year’s results.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. I look forward to greeting as many of our shareholders as possible.

Sincerely,

Steven A. Ballmer

Chief Executive Officer

The use of cameras is prohibited and they will not be allowed into the meeting or any other related areas, except by credentialed media. We realize that many cellular phones have built-in digital cameras, and while these phones may be brought into the venue, the camera function may not be used at any time.

2004 PROXY STATEMENT

MICROSOFT CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

November 9, 2004

To the Shareholders:

The annual meeting of the shareholders of Microsoft Corporation will be held at the Meydenbauer Center, 11100

NE 6th Street, Bellevue, Washington 98004, on November 9, 2004, at 8:00 a.m. for the following purposes:

1.	To elect directors.
2.	To consider and vote upon proposed amendments to the 2001 Stock Plan and the 1991 Stock Option Plan.
3.	To consider and vote upon proposed amendments to the 1999 Stock Plan for Non-Employee Directors, the Stock Option Plan for Non-Employee Directors, and the Stock Option Plan for Consultants and Advisors.
4.	To consider and vote upon the material terms of the performance criteria for awards under the 2001 Stock Plan.
5.	To ratify the selection of Deloitte & Touche LLP as the Company’s independent auditor for fiscal year 2005.
6.	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on September 10, 2004, are entitled to notice of, and to vote at, this meeting.

By order of the Board of Directors

Bradford L. Smith

Secretary

Redmond, Washington

September 29, 2004

IMPORTANT

Whether or not you expect to attend in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares by telephone, via the Internet, or by signing, dating, and returning the enclosed proxy card will save the Company the expenses and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

2004 PROXY STATEMENT

MICROSOFT CORPORATION

ONE MICROSOFT WAY

REDMOND, WASHINGTON 98052

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD NOVEMBER 9, 2004

This Proxy Statement, which was first mailed to shareholders on or about September 29, 2004, is furnished in connection with the solicitation of proxies by the Board of Directors of Microsoft Corporation (the “Company” or “Microsoft”), to be voted at the annual meeting of the shareholders of the Company, which will be held at 8:00 a.m. on November 9, 2004, at the Meydenbauer Center, 11100 NE 6th Street, Bellevue, Washington 98004, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Shareholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A shareholder may revoke a proxy by delivering a signed statement to the Secretary of the Company at or prior to the annual meeting or by executing and delivering another proxy dated as of a later date. The Company will pay the cost of solicitation of proxies.

Shareholders of record at the close of business on September 10, 2004 will be entitled to vote at the meeting on the basis of one vote for each share held. On September 10, 2004, there were 10,880,648,840 shares of common stock outstanding, held of record by 143,122 shareholders.

1. ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

The Company’s Board of Directors currently consists of ten members. Wm. G. Reed, Jr., a director of the Company since 1987, is retiring from the Board effective as of the date of the annual meeting. In connection with the retirement of Mr. Reed, the Board of Directors has authorized a reduction in the size of the Board to nine members effective as of November 9, 2004, as permitted by the Company’s Bylaws.

Nine directors are to be elected at the annual meeting to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. The accompanying proxy will be voted in favor of the following persons to serve as directors unless the shareholder indicates to the contrary on the proxy. The election of the Company’s directors requires a plurality of the votes cast in person or by proxy at the meeting. Management expects that each of the nominees will be available for election, but if any of them is unable to serve at the time the election occurs, the proxy will be voted for the election of another nominee to be designated by the Board of Directors.

NOMINEES

William H. Gates III, 48, as a co-founder of the Company, has served as Chairman since the Company’s incorporation in 1981. Mr. Gates served as the Company’s Chief Executive Officer from 1981 until January 2000, when he resigned as Chief Executive Officer and assumed the position of Chief Software Architect. Mr. Gates is also a director of ICOS Corporation.

Steven A. Ballmer, 48, has headed several Microsoft divisions during the past 20 years, including operations, operating systems development, and sales and support. In July 1998, he was promoted to president, a role that gave him day-to-day responsibility for running Microsoft. He was named Chief Executive Officer in January 2000, assuming full management responsibility for the Company. Mr. Ballmer is also a director of Accenture Ltd.

James I. Cash Jr., Ph.D., 56, has been a director of the Company since May 2001. Dr. Cash is formerly The James E. Robison Professor of Business Administration at Harvard Business School, where he also served as Senior Associate Dean and Chairman of HBS Publishing. Dr. Cash is also a member of the board of directors of The Chubb Corporation, General Electric Company, Phase Forward Incorporated and Scientific-Atlanta, Inc.

Raymond V. Gilmartin, 63, has been a director of the Company since April 2001. Mr. Gilmartin has been the Chairman of the Board, President and Chief Executive Officer of Merck & Co., Inc. since 1994. Prior to joining Merck, Mr. Gilmartin was Chairman, President and Chief Executive Officer of Becton Dickinson and Company. He joined that company in 1976 as Vice President, Corporate Planning, taking on positions of increasing responsibility over the next 18 years. Mr. Gilmartin also serves on the board of directors of General Mills, Inc.

Ann McLaughlin Korologos, 62, has been a director of the Company since January 2000. Mrs. Korologos serves as Senior Advisor with Benedetto, Gartland & Co., Inc., a private investment banking company. Mrs. Korologos served as the United States Secretary of Labor from 1987 to 1989. She currently serves as a member of the board of directors of AMR Corporation (and its subsidiary, American Airlines), Fannie Mae, Harman International Industries, Inc., Host Marriott Corporation, and Kellogg Company.

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David F. Marquardt, 55, has served as a director of the Company since 1981. Mr. Marquardt is a founding general partner of August Capital, a venture capital firm formed in 1995, and has been a general partner of various Technology Venture Investors entities, which are private venture capital limited partnerships, since August 1980. He is a director of Netopia, Inc., Seagate Technology, Inc., Tumbleweed Communications Corp. Inc., and various privately held companies.

Charles H. Noski, 52, has served as a director of the Company since 2003. Mr. Noski has been Corporate Vice President and Chief Financial Officer of Northrop Grumman Corporation since December 2003. Mr. Noski joined AT&T in 1999 as Senior Executive Vice President and Chief Financial Officer and was named Vice Chairman of AT&T’s Board of Directors in 2002. Mr. Noski retired from AT&T upon the completion of its restructuring in November 2002. Prior to joining AT&T, Mr. Noski was President, Chief Operating Officer, and a member of the board of directors of Hughes Electronics Corporation, a publicly-traded subsidiary of General Motors Corporation in the satellite and wireless communications business. He is a member of the American Institute of Certified Public Accountants and a past member of the Financial Accounting Standards Advisory Council. Mr. Noski is also a director of Northrop Grumman Corporation.

Dr. Helmut Panke, 58, has served as a director of the Company since 2003. Dr. Panke has been with BMW Bayerische Motoren Werke AG since 1982 in a variety of positions and, since May 2002, has served as Chairman of the Board of Management. From 1999 to 2002, he served as Member of the Board of Management for Finance. From 1996 to 1999, Dr. Panke was Member of the Board of Management for Human Resources and Information Technology. In his role as Chairman and CEO of BMW (US) Holding Corp. from 1993 to 1996, he was responsible for the company’s North American activities. Dr. Panke is also a director of UBS AG.

Jon A. Shirley, 66, served as President and Chief Operating Officer of Microsoft from 1983 to 1990. He has been a director of the Company since 1983. Prior to joining Microsoft, Mr. Shirley was with Tandy Corporation in a variety of positions.

RETIRING DIRECTOR

Wm. G. Reed Jr., 65, has been a director of the Company since 1987. Mr. Reed served as Chairman of Simpson Timber Company, a forest products company, from 1971 to 1986, and as Chairman of Simpson Investment Company from 1986 to 1996. He is also a director of PACCAR, Inc., Safeco Corporation, and Washington Mutual, Inc.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

The system of governance practices followed by the Company is memorialized in the Microsoft Corporation Corporate Governance Guidelines and the charters of the five committees of the Board of Directors. The Governance Guidelines and charters are intended to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations and to make decisions that are independent of the Company’s management. The Governance Guidelines also are intended to align the interests of directors and management with those of Microsoft’s shareholders. The Governance Guidelines establish the practices the Board will follow with respect to board composition and selection, board meetings and involvement of senior management, chief executive officer performance evaluation, succession planning, board committees, and director compensation. The Board annually conducts a self-evaluation to assess compliance with the Governance Guidelines and identify opportunities to improve Board performance.

The Governance Guidelines and committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. The Governance Guidelines were most recently modified by the Board effective July 1, 2004 to, among other things, comply with corporate governance requirements contained in both the Nasdaq Stock Market (“Nasdaq”) and New York Stock Exchange listing standards and make other enhancements to the Company’s corporate governance policies, including creating the role of lead independent director. The chair of the Governance and Nominating Committee serves as the lead independent director. The lead independent director is responsible for coordinating the activities of the non-management directors, coordinate with the Chairman to set the agenda for Board meetings, chairing meetings of the non-management directors, and leading

2 / MSFT	2004 PROXY STATEMENT

the Board’s review of the chief executive officer. The Board has five committees: an Audit Committee, a Compensation Committee, a Finance Committee, a Governance and Nominating Committee, and an Antitrust Compliance Committee. The Governance Guidelines, as well as the Charter for each committee of the Board, may be viewed at www.microsoft.com/msft/corpinfo.mspx.

The Board of Directors holds regularly scheduled quarterly meetings. Typically, committee meetings occur the day prior to the board meeting. One quarter each year, the committee and board meetings occur on a single day so that the evening and following day can be devoted to presentations and discussions with senior management about long term Company strategy as part of the Board’s annual retreat. In addition to the quarterly meetings, typically there are two other regularly scheduled meetings and several special meetings each year. At each quarterly board meeting, time is set aside for the non-management directors to meet without management present. The Board of Directors met nine times during the last fiscal year. All directors attended 75% or more of the Board meetings and meetings of the committees on which they served during fiscal year 2004. Directors are encouraged to attend the annual meeting of shareholders. Five directors attended the 2003 annual meeting.

The table below provides current membership and meeting information for each of the Board committees for the fiscal year. Committee memberships changed during the fiscal year. Following the election of directors at the Company’s annual meeting in November 2003, Mr. Shirley stepped down from and Mr. Noski was appointed to the Audit Committee, Mrs. Korologos stepped down from and Mr. Noski was appointed to the Finance Committee, Mr. Gilmartin stepped down from and Dr. Panke was appointed to the Compensation Committee, and Dr. Cash stepped down from and Mr. Marquardt was appointed to the Governance and Nominating Committee.

Name	Audit	Compensation	Finance	Governance & Nominating	Antitrust Compliance
Mr. Gates
Mr. Ballmer
Dr. Cash	X				X*
Mr. Gilmartin				X*	X
Mrs. Korologos		X*			X
Mr. Marquardt			X	X
Mr. Noski	X		X
Dr. Panke		X
Mr. Reed	X*	X
Mr. Shirley			X*

Total meetings in fiscal year 2004	8	6	4	3	4

*	Committee Chairperson

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the standards of independence under the Governance Guidelines and applicable Nasdaq listing standards, including that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment.

Audit Committee:    The Audit Committee assists the Board of Directors in its oversight of the quality and integrity of the accounting, auditing, and reporting practices of the Company. The Audit Committee’s role includes overseeing the work of the Company’s internal accounting and auditing processes and discussing with management the Company’s processes to manage business and financial risk, and for compliance with significant applicable legal, ethical, and regulatory requirements. The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the independent auditor engaged to prepare or issue audit reports on the financial statements of the Company. The Audit Committee relies on the expertise and knowledge of management, the internal auditors, and the independent auditor in carrying out its oversight responsibilities. The Committee’s specific responsibilities are delineated in the Audit Committee Responsibilities Calendar accompanying the Audit Committee Charter. The Charter and Responsibilities Calendar are attached as Exhibit 1 to this Proxy Statement. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on

3 / MSFT	2004 PROXY STATEMENT

the Committee. In addition, the Board has determined that Charles H. Noski is an “audit committee financial expert” as defined by Securities and Exchange Commission (“SEC”) rules.

Compensation Committee:    The primary responsibilities of the Compensation Committee are: (a) In conjunction with the lead independent director, review and approve the annual goals and objectives of the chairman and chief executive officer and evaluate performance against those goals and objectives, (b) approve the compensation of the chairman and chief executive officer; (c) oversee the performance evaluation of the Company’s other executive officers and approve their compensation; (d) oversee and advise the Board on the adoption of policies that govern the Company’s compensation programs; (e) oversee the Company’s administration of its equity-based compensation and other benefit plans; and (f) approve grants of equity compensation awards under the Company’s stock plans. The Compensation Committee’s role includes producing the report on executive compensation required by SEC rules and regulations. The specific responsibilities and functions of the Compensation Committee are delineated in the Compensation Committee Charter.

Finance Committee:    The Finance Committee is responsible for overseeing and making recommendations to the Board about the financial affairs and policies of the Company including: (a) Policies relating to the Company’s cash flow, cash management and working capital, shareholder dividends and distributions, and share repurchases and investments; (b) financial strategies; (c) policies for managing financial risk; (d) tax planning and compliance; and (e) proposed mergers, acquisitions, divestitures, and strategic investments. The Finance Committee’s role includes designating officers and employees who can execute documents and act on behalf of the Company in the ordinary course of business under previously approved banking, borrowing, and other financing agreements. The specific responsibilities and functions of the Finance Committee are delineated in the Finance Committee Charter.

Governance and Nominating Committee:    The principal responsibilities of the Governance and Nominating Committee are to: (a) Determine the slate of director nominees for election to the Company’s Board of Directors; (b) identify and recommend candidates to fill vacancies occurring between annual shareholder meetings; (c) review the composition of Board committees; (d) monitor compliance with, review, and recommend changes to the Company’s Corporate Governance Guidelines; and (e) review the Company’s policies and programs that relate to matters of corporate responsibility, including public issues of significance to the Company and its stakeholders. The Governance and Nominating Committee’s role includes periodically reviewing the compensation paid to non-employee directors, and making recommendations to the Board for any adjustments. In addition, the Chair of the Governance and Nominating Committee acts as the lead independent director and is responsible for leading the Board of Directors’ annual review of the chief executive officer’s performance. The Governance and Nominating Committee regularly reviews the charters of Board committees and, after consultation with the respective committee chairs, makes recommendations, if necessary, about changes to the charters. The specific responsibilities and functions of the Governance and Nominating Committee are delineated in the Governance and Nominating Committee Charter.

The Governance and Nominating Committee annually reviews with the Board the applicable skills and characteristics required of Board nominees in the context of current Board composition and Company circumstances. In making its recommendations to the Board, the Governance and Nominating Committee considers, among other things, the qualifications of individual director candidates. The Governance and Nominating Committee works with the Board to determine the appropriate characteristics, skills, and experiences for the Board as a whole and its individual members with the objective of having a Board with diverse backgrounds and experience in business, government, education, and public service. In evaluating the suitability of individual Board members, the Board takes into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a large publicly traded company in today’s business environment; understanding of the Company’s business and technology; educational and professional background; and personal accomplishment. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of the Company’s business and represent shareholder interests through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re-election, the Governance and Nominating Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

The Committee will consider shareholder recommendations for candidates for the Board. The name of any recommended candidate for director, together with a brief biographical sketch, a document indicating the candidate’s willingness to serve, if elected, and evidence of the nominating shareholder’s ownership of Company stock should be sent to the attention of the Deputy General Counsel, Finance and Operations, of the Company.

4 / MSFT	2004 PROXY STATEMENT

Antitrust Compliance Committee:    The Antitrust Compliance Committee oversees the performance of the Compliance Officer, who is charged under the Final Judgment entered by the District Court for the District of Columbia in State of New York et al. v. Microsoft Corp., No. 98-1232 (the “Final Judgment”) with developing and supervising Microsoft’s internal programs and processes to ensure compliance with antitrust laws and the Final Judgment. The Compliance Officer reports directly to the Antitrust Compliance Committee and the Chief Executive Officer, and may be removed by the Chief Executive Officer only with the concurrence of the Committee. The specific responsibilities in carrying out the Antitrust Compliance Committee’s oversight role are delineated in the Antitrust Compliance Committee Responsibilities Checklist attached to the Antitrust Compliance Committee Charter. The Compliance Officer is required to maintain a record of complaints received and actions taken by the Company with respect to them and to report credible evidence of violations of the Final Judgment to the Final Judgment plaintiffs. The Antitrust Compliance Committee receives regular reports from the Compliance Officer about existing and planned internal compliance programs and processes, complaints received and the Company’s response to them, and violations reported to the Final Judgment plaintiffs. In addition, the Antitrust Compliance Committee receives reports from the General Counsel and from other members of management about compliance with the Final Judgment and about other issues that may arise concerning the Company’s compliance with antitrust and competition laws. The Antitrust Compliance Committee can authorize further inquiries into matters reported to it for the purpose of ensuring the adequacy of the Company’s processes and programs for fulfilling its obligations under the Final Judgment and antitrust laws. The Antitrust Compliance Committee provides guidance to the Compliance Officer and to management and reports regularly to the Board of Directors.

Director Compensation.    Messrs. Gates and Ballmer receive no compensation for serving as directors, except that they, like all directors, are eligible to receive reimbursement of any expenses incurred in attending Board and committee meetings. During fiscal year 2004, each director, other than Messrs. Gates and Ballmer, received compensation for serving on the Board of Directors and committees of the Board as follows:

•	An annual retainer of $50,000;
•	for each Board Committee chair, an annual retainer of $10,000;
•	a per meeting fee of $1,000 for attendance at special meetings of Board Committees; and
•	a stock award grant for 4,000 shares, which vests over 5 years.

In fiscal year 2004, there was one special meeting of the Antitrust Compliance Committee and one special meeting of the Compensation Committee, which was attended by each member, and for which each member was paid the per meeting fee of $1,000.

Shareholder Communications to the Board

Shareholders may contact an individual director, the lead independent director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, by the following means:

Mail:	MicrosoftCorporation
One Microsoft Way
Redmond,WA 98052-6399
Attn:Board of Directors

Email:	askboard@microsoft.com

Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. The Company will initially receive and process communications before forwarding them to the addressee. The Company generally will not forward to the directors a shareholder communication that it determines to be primarily commercial in nature or relates to an improper or irrelevant topic, or that requests general information about the Company.

Concerns about accounting or auditing matters or possible violations of the Microsoft Standards of Business Conduct should be reported pursuant to the procedures outlined in the Standards of Business Conduct, which are available on the Company’s website at www.microsoft.com/mscorp/legal/buscond/.

5 / MSFT	2004 PROXY STATEMENT

INFORMATION REGARDING BENEFICIAL OWNERSHIP

OF PRINCIPAL SHAREHOLDERS, DIRECTORS, AND MANAGEMENT

The following table sets forth, as of September 10, 2004, information regarding the beneficial ownership of the Company’s common shares by all directors, the Company’s Chief Executive Officer and the four other highest paid executive officers (the “Named Executive Officers”), and the directors and executive officers as a group.

Names	Amount and Nature of Beneficial Ownership of Common Shares as of 9/10/2004(1)		Percent of Class
William H. Gates III	1,097,499,336	(2)(3)	10.09%
Steven A. Ballmer	410,967,990		3.78%
James I. Cash Jr.	41,700	(4)	*
Raymond V. Gilmartin	31,500	(5)	*
Ann McLaughlin Korologos	62,000	(6)	*
David F. Marquardt	2,429,118	(7)	*
Charles H. Noski	5,136	(8)	*
Helmut Panke	650		*
Wm. G. Reed Jr.	1,263,744	(9)	*
Jon A. Shirley	3,771,690	(10)	*
James E. Allchin	1,584,096	(11)	*
Kevin R. Johnson	438,467	(12)	*
Jeffrey S. Raikes	15,013,396	(13)	*
Executive Officers, Directors as a group (24 persons)	1,557,236,763	(14)	14.27%

*	Less than 1%
(1)	Beneficial ownership represents sole voting and investment power. To the Company’s knowledge, Mr. Gates was the only shareholder who beneficially owned more than 5% of the outstanding common shares as of September 10, 2004.
(2)	The business address for Mr. Gates is: Microsoft Corporation, One Microsoft Way, Redmond, Washington 98052.
(3)	Excludes 428,520 shares held by Mr. Gates’ wife, as to which he disclaims beneficial ownership.
(4)	Includes 27,500 options to purchase Company stock exercisable within sixty days of September 10, 2004 (“Vested Options”), and excludes 200 shares held in an account for the benefit of Dr. Cash’s nephew, as to which he disclaims beneficial ownership.
(5)	Includes 27,500 Vested Options, and excludes 1,200 shares held by Mr. Gilmartin’s wife, as to which he disclaims beneficial ownership.
(6)	Includes 60,000 Vested Options.
(7)	Includes 300,000 Vested Options.
(8)	Includes 1,400 shares held in trusts for two of Mr. Noski’s minor children.
(9)	Includes 1,022,000 shares and 20,000 Vested Options held by Riviera LLC, a family limited liability company of which Mr. Reed and his wife own a majority of the membership units, and 40,000 Vested Options held by Mr. Reed directly.
(10)	Includes 1,308,940 shares held by the Shirley Family Limited Partnership, a limited partnership of which Mr. Shirley is the president of the sole general partner, and 60,000 Vested Options.
(11)	Includes 1,575,000 Vested Options.
(12)	Includes 426,900 Vested Options.
(13)	Includes 6,575,000 Vested Options.
(14)	Includes 30,423,162 Vested Options.

6 / MSFT	2004 PROXY STATEMENT

INFORMATION REGARDING EXECUTIVE OFFICER COMPENSATION

The following table discloses compensation received for the three fiscal years ended June 30, 2004 by the Named Executive Officers.

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus(1)	Restricted Stock Award(s) ($)		Securities Underlying Options (#)	All Other Compensation(2)
Steven A. Ballmer Chief Executive Officer; Director	2004 2003 2002	$591,667 550,000 545,833	$310,000 313,447 205,810	– – –		– – –	$7,865 7,667 7,167

William H. Gates III Chairman; Chief Software Architect; Director	2004 2003 2002	591,667 550,000 545,833	310,000 313,447 205,810	– – –		– – –	1,715 1,667 1,667

James E. Allchin Group Vice President, Platforms Group	2004 2003 2002	558,334 504,168 493,750	342,000 400,000 400,000	$383,840 –	(4)	– 1,300,000 –	1,467,189 5,456 5,445	(3)

Kevin R. Johnson Group Vice President; World Wide Sales, Marketing and Services	2004 2003 2002	480,336 379,125 340,959	435,000 300,000 243,100	– 326,264 –	(6)	– 600,000 1,000,000	1,043,942 7,036 7,387	(5)

Jeffrey S. Raikes Group Vice President, Information Worker Business	2004 2003 2002	562,500 522,917 493,749	400,000 300,000 250,000	– 383,840 –	(4)	– 1,300,000 –	7,558 7,392 6,834

(1)	The amounts disclosed in the Bonus column were all awarded under the Company’s executive bonus program.
(2)	Except as indicated in notes 3 and 5, the amounts disclosed in the All Other Compensation column consist of Company contributions under the Company’s 401(k) plan and imputed insurance costs, as follows. Mr. Ballmer: 401(k) matching contributions of $6,150 for 2004, $6,000 for 2003, and $5,500 for 2002; imputed insurance costs of $1,715 for 2004, $1,667 for 2003, and $1,667 for 2002. Mr. Gates: imputed insurance costs for each of the fiscal years. Mr. Allchin: 401(k) matching contributions of $4,100 for 2004, $4,000 for 2003, and $4,000 for 2002; imputed insurance costs of $1,498 for 2004, $1,456 for 2003, and $1,445 for 2002. Mr. Johnson: 401(k) matching contributions of $6,150 for 2004, $6,021 for 2003, and $6,240 for 2002; imputed insurance costs of $1,443 for 2004, $1,015 for 2003, and $1,148 for 2002. Mr. Raikes: 401(k) matching contributions of $6,150 for 2004, $6,000 for 2003, and $5,500 for 2002; imputed insurance costs of $1,408 for 2004, $1,392 for 2003, and $1,334 for 2002.
(3)	Includes $1,461,600 received by the executive in fiscal year 2004 in connection with the Company’s stock option transfer program plan. The executive transferred 6,000,000 stock options in the Company’s stock option transfer program that was completed in December 2003. The amount received by the executive in fiscal year 2004 is one-third of the total payment for the transferred options. The remaining amount will be paid to the executive in equal installments (plus interest) after November 12, 2005 and November 12, 2006 provided the executive remains continuously employed through those dates. See also note 2.
(4)

Represents the grant of stock awards under which the executive has the right to receive, subject to vesting, 16,000 shares of common stock. The stock awards vest over five years at 20% per year beginning on the first anniversary of the grant. The value set forth above is based on the closing price on the date of grant, July 31, 2002, which was $23.99 (as adjusted for the 2-for-1 stock split on February 18, 2003). The value as of June 30, 2004 of the remaining 12,800 unvested stock awards, together with the 780,000 shares (assuming

7 / MSFT	2004 PROXY STATEMENT

target performance) issuable under the shared performance stock award described below under “Long-Term Incentive Compensation Plans — Awards in Last Fiscal Year,” was $22,642,368. The stock awards and shared performance stock awards are not entitled to dividends or dividend equivalents.

(5)	Includes $1,036,349 received by the executive in fiscal year 2004 in connection with the Company’s stock option transfer program. The executive transferred 2,404,000 stock options in the Company’s stock option transfer program that was completed in December 2003. The amount received by the executive in fiscal year 2004 is one-third of the total payment for the transferred options. The remaining amount will be paid to the executive in equal installments (plus interest) after November 12, 2005 and November 12, 2006 provided the executive remains continuously employed through those dates. See also note 2.
(6)	Represents the grant of stock awards under which the executive has the right to receive, subject to vesting, 13,600 shares of common stock. The stock awards vest over five years at 20% per year beginning on the first anniversary of the grant. The value set forth above is based on the closing price on the date of grant, July 31, 2002, which was $23.99 (as adjusted for the 2-for-1 stock split on February 18, 2003). The value as of June 30, 2004 of the remaining 10,880 unvested stock awards, together with the 320,000 shares (assuming target performance) issuable under the shared performance stock award described below under “Long-Term Incentive Compensation Plans — Awards in Last Fiscal Year,” was $9,449,933. The stock awards and shared performance stock awards are not entitled to dividends or dividend equivalents.

8 / MSFT	2004 PROXY STATEMENT

OPTION GRANTS IN LAST FISCAL YEAR

No stock options were granted to any of the Named Executive Officers during fiscal year 2004.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

The following table provides information on option exercises in fiscal year 2004 by the Named Executive Officers and the value of their unexercised options at June 30, 2004.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the- Money Options at Fiscal Year-End ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Steven A. Ballmer	–	–	–	–	–	–
William H. Gates III	–	–	–	–	–	–
James E. Allchin	240,000	$5,850,144	1,162,500	2,137,500	$1,365,125	$5,820,875
Kevin R. Johnson	–	–	299,400	735,000	498,639	2,529,975
Jeffrey S. Raikes	2,160,000	36,968,184	5,662,500	3,637,500	1,365,125	5,820,875

LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR

Name	Number of Shares, Units or other Rights (#)	Performance or Other Period until Maturation or Payout	Target (#)	Maximum (#)

Steven A. Ballmer	–	–	–	–
William H. Gates III	–	–	–	–
James E. Allchin	780,000	1/1/04 - 6/30/06	780,000	1,170,000
Kevin R. Johnson	320,000	1/1/04 - 6/30/06	320,000	480,000
Jeffrey S. Raikes	780,000	1/1/04 - 6/30/06	780,000	1,170,000

The shared performance stock award (“SPSA”) program is designed to reward recipients based on growth in the number and satisfaction of Microsoft customers as measured by performance in the following areas: customer satisfaction, unit volumes of our Windows products and usage of our development tools, and desktop application deployment. These goals are designed to focus our top leaders on shared business goals to guide our long term growth and address our biggest challenges. For the current Named Executive Officers the program performance period is the two-and-one-half year period ending June 30, 2006. At the end of the performance period, the executive will receive stock awards in an aggregate amount equaling the number of target awards granted multiplied by a percentage derived from performance against goals. The award for the current Named Executive Officers will range from zero to 150% of target, which is the amount of the award if maximum performance is reached. One-third of the total award will be paid following the end of the performance period in the form of Microsoft common stock. The remaining two-thirds will be paid in the form of Microsoft common stock over the following two years in equal installments on or about August 31, 2007 and August 31, 2008, subject to continued employment. The SPSA award is subject to forfeiture if the executive’s employment terminates before the end of the performance period for any reason other than disability or death. Similarly, unpaid amounts are forfeited if the executive’s employment terminates prior to the payment date for any reason other than disability or death. The Compensation Committee may amend the program to take into account extraordinary events that impact Microsoft’s business. The awards granted to Messrs. Allchin, Johnson and Raikes do not include a specific threshold level of performance below which no award will be payable.

9 / MSFT	2004 PROXY STATEMENT

REPORT OF THE MICROSOFT CORPORATION BOARD OF DIRECTORS COMPENSATION COMMITTEE

Compensation Philosophy and Practice

Microsoft’s compensation philosophy is to provide employees with a distinctive overall compensation package and the opportunity for outstanding performers to earn very competitive compensation over the long-term through a pay-for-performance approach. The key objectives of the company’s executive compensation programs are to attract, motivate, and retain executives who drive Microsoft’s success and industry leadership. The programs are designed to:

•	Provide executives with competitive compensation that maintains a balance between cash and stock compensation and provides a significant portion of total compensation at risk, tied both to annual and long-term performance of the Company as well as to the creation of shareholder value.
•	Differentiate strongly within the organization so that Microsoft’s best performers receive a highly competitive compensation package.
•	Encourage executives to act as owners with an equity stake in the Company.

Components of Executive Compensation

The compensation program for executive officers consists of the following components:

Cash.    This includes base salary and any bonus award earned for the fiscal year’s performance. The Company’s cash compensation policies provide a base salary that is above the average of industry pay levels and offer bonuses that reward superior performance. Executives have the opportunity to earn an annual bonus of up to 100% of base salary based upon individually established performance goals. Individual bonus awards reflect the individual’s performance compared to objectives for the year. For executives and other senior leaders, total compensation at risk increases with responsibility.

Stock-based Incentives.

Stock Awards.    During fiscal year 2004, Microsoft revised its equity compensation program as it began granting stock awards instead of stock options to employees. A stock award, or restricted stock unit award, is a grant of a right to receive shares that vests over time. As the stock award vests, employees receive Microsoft common shares that they own outright. We believe stock awards are a better way to provide significant equity compensation to employees that provides more predictable long-term rewards than stock options. The size of stock award grants was based on various factors relating to the responsibilities of the individual officers and their expected future contributions.

Shared Performance Stock Awards.    Microsoft also instituted during fiscal 2004 the shared performance stock award program, a long-term incentive program for executives and other senior leaders under which a significant portion of stock-based compensation depends on the growth in the number and satisfaction of our customers over a three-year period.

Target SPSA awards were made during fiscal year 2004 for the fiscal 2004-2006 performance period. At the end of the performance period, the number of shares of stock and stock awards issued will be determined by adjusting upward or downward from the target in a range between 0% and 150% for the current Named Executive Officers, and between 33% and 150% for other executive officers, based on the Company’s performance against the customer satisfaction and platform success objectives established for the performance period. Each stock award is equivalent in value to one share of Microsoft common stock. Shares of stock are issued following the end of the performance period and as the stock awards vest annually over the following two years.

The size of a person’s SPSA grant depends on competitive long-term compensation data, the person’s job, and the person’s expected role in Microsoft’s long-term performance. Details regarding the grants made to the Named Executive Officers with respect to the 2004-2006 fiscal year period are provided on page 9.

10 / MSFT	2004 PROXY STATEMENT

How Executive Pay Levels are Determined

Microsoft participates in several executive compensation benchmarking surveys that provide summarized data on levels of base salary, target annual incentives, and stock-based and other long-term incentives. These surveys also provide benchmark information on compensation practices such as the prevalence of types of compensation plans and the proportion of the types of pay components as part of the total compensation package. These surveys are supplemented by other publicly available information and input from compensation consultants on other factors such as recent market trends. The comparison group includes a range of leading information technology companies and large market capitalization U.S. companies with whom Microsoft competes for executive talent.

How Microsoft’s Use of Stock-Based Awards is Determined

As described above, during fiscal year 2004 the Company’s compensation and retention strategy included the use of stock awards and SPSA awards. The level of usage was determined based on factors such as compensation levels at comparison companies relative to Microsoft’s target total compensation levels and desired mix of cash and equity pay. Each year, management determines the appropriate usage, balancing these factors against the projected needs of the business as well as financial considerations, including the projected impact on shareholder dilution. The Company emphasizes differentiation in executive stock compensation and in the broad-based stock award program.

Compensation for the Chairman and Chief Executive Officer

The Compensation Committee annually approves the compensation of Steven A. Ballmer, Chief Executive Officer, and William H. Gates III, Chairman and Chief Software Architect. The compensation of Messrs. Ballmer and Gates reflects their status as significant shareholders of the Company. Their salary rates are below competitive levels elsewhere in industry and they do not participate in the Company’s equity compensation program. They are eligible for an annual bonus of up to 100% of their salary based on a review of performance against objectives for the year. As the leaders of the Company they are focused on building long-term success, and as significant shareholders in the Company, their personal wealth is tied directly to sustained increases in the Company’s value. Mr. Ballmer’s bonus was determined based on an evaluation of his performance against his annual objectives including achievement of revenue and profit plans, achievement of major product development objectives, progress in improving the number and satisfaction of Company customers, progress in key competitive initiatives, and development of senior leadership.

Tax Deductibility under Section 162(m)

Under Section 162(m) of the Internal Revenue Code, the Company may not deduct certain forms of compensation in excess of $1,000,000 paid to any of the Named Executive Officers that are employed by the Company at year-end. The Committee believes that it is generally in the Company’s best interests to comply with Section 162(m). Accordingly, the Committee has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of annual incentive and long-term performance awards. However, notwithstanding this general policy, the Committee also believes that there may be circumstances in which the Company’s interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).

Ann McLaughlin Korologos

Helmut Panke

Wm. G. Reed Jr.

11 / MSFT	2004 PROXY STATEMENT

PERFORMANCE GRAPH

The chart below compares the five-year cumulative total return, assuming the reinvestment of dividends, on Microsoft common stock with that of the S&P 500 Index and the NASDAQ Computer Index. This graph assumes $100 was invested on June 30, 1999, in each of Microsoft common stock, the S&P 500 companies, and the companies in the NASDAQ Computer Index.

Note: Microsoft management cautions that the stock price performance shown in the graph below should not be considered indicative of potential future stock price performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

AMONG MICROSOFT CORPORATION, THE S&P 500 INDEX

AND THE NASDAQ COMPUTER INDEX

	Cumulative Total Return
	6/99	6/00	6/01	6/02	6/03	6/04
Microsoft Corporation	100	89	81	61	57	64
S&P 500 Index	100	107	91	75	75	89
Nasdaq Computer Index	100	185	88	55	65	83

12 / MSFT	2004 PROXY STATEMENT

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Gates is the sole shareholder of Corbis Corporation, a company that provides digitized images and production services. The Company paid Corbis approximately $1,018,000 in fiscal year 2004 as licensing fees for digital images. Those licenses were entered into at arm’s length, and are similar to license agreements Microsoft enters into from time to time with other providers of digital images. The terms of the Corbis transactions are established by Corbis and the relevant business group at Microsoft seeking to use the digital images in Microsoft’s products, services, and marketing materials. The Company believes the terms are no less favorable to Microsoft than what are offered by Corbis to other large customers. Mr. Gates is not involved in negotiating agreements with Corbis or setting price or other terms, either on behalf of Microsoft or Corbis. Microsoft’s Audit Committee has reviewed and approved these arrangements.

A son of Mr. Shirley, a director of the Company; a brother-in-law of Robert J. (Robbie) Bach, an executive officer of the Company; and a brother-in-law of Eric D. Rudder, an executive officer of the Company, were employed by the Company or one of its subsidiaries in fiscal year 2004, and each of them received fiscal year 2004 compensation that exceeded $60,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The following officers filed a late report on Form 4 relating to annual Stock Awards received in September 2003 and a late report on Form 5 relating to shared performance stock awards received in August 2003, due to an administrative oversight by the Company: Robert J. Bach, Douglas J. Burgum, David W. Cole, John G. Connors, Jean-Philippe Courtois, Kenneth A. DiPietro, Michelle J. Mathews, Eric D. Rudder, and Bradford L. Smith. The following officers filed a late report on Form 5 relating to shared performance stock awards received in August 2003, because of an administrative oversight by the Company: Craig J. Mundie and David Vaskevitch. The following officers filed a late report on either a Form 4 or a Form 5 relating to shares canceled in payment of withholding taxes on stock awards that vested in July 2003, because of an administrative oversight by the Company: James A. Allchin, Robert J. Bach, Douglas J. Burgum, David W. Cole, John G. Connors, Jean-Philippe Courtois, Kevin R. Johnson, Michelle J. Mathews, Craig J. Mundie, Jeffrey S. Raikes, Eric D. Rudder, Bradford L. Smith, and David Vaskevitch. Mr. Burgum filed a late report on amended Form 3 to report 230 shares (460 shares as adjusted for a stock split) inadvertently omitted from the total shares beneficially owned. Mr. Shirley was late in filing a report on Form 4 to report the sale of shares under a 10b5-1 trading plan.

REPORT OF THE MICROSOFT CORPORATION BOARD OF DIRECTORS AUDIT COMMITTEE

The Audit Committee’s purpose is to oversee the accounting and financial reporting processes of the Company, the audits of the Company’s financial statements, the qualifications of the public accounting firm engaged as the Company’s independent auditor to prepare or issue an audit report on the financial statements of the Company, and the performance of the Company’s internal and independent auditors. The Committee’s function is more fully described in its charter, which the Board has adopted and is included as Exhibit 1 to this Proxy Statement. The Committee reviews the charter on an annual basis. The Board annually reviews the Nasdaq listing standards definition of independence for audit committee members and has determined that each member of the Committee meets that standard as well as the definition of independence for audit committee members contained in the listing standards for the New York Stock Exchange.

Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Company’s independent auditor, Deloitte & Touche LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

The Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended June 30, 2004 with the Company’s management and has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards Board Standard No. 61, as amended, “Communication with Audit Committees” and SEC Regulation S-X, Rule 2-07. In addition, Deloitte & Touche LLP has provided the Audit

13 / MSFT	2004 PROXY STATEMENT

Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with Deloitte & Touche LLP their independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, for filing with the Securities and Exchange Commission, and selected Deloitte & Touche LLP as the independent auditor for fiscal year 2005. The Board is recommending that shareholders ratify that selection at the annual meeting.

AUDIT COMMITTEE

James I. Cash Jr.

Charles H. Noski

Wm. G. Reed Jr.

14 / MSFT	2004 PROXY STATEMENT

FEES BILLED BY DELOITTE & TOUCHE LLP

Fees

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for the years ended June 30, 2003 and 2004, and fees billed for other services rendered by Deloitte & Touche LLP during those periods.

(In millions)
Year Ended June 30	2003	2004

Audit Fees	$10.7	$15.9
Audit-Related Fees(1)	7.7	6.9
Tax Fees(2)	1.9	1.2
All Other Fees(3)	7.2	2.8

Total	$27.5	$26.8

(1)	Audit-Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of Microsoft’s financial statements. This category includes fees related to the performance of audits and attest services not required by statute or regulations, audits of the Company’s benefit plans, due diligence related to mergers, acquisitions, and investments, additional revenue and license compliance procedures related to performance of the review or audit of Microsoft’s financial statements, and accounting consultations about the application of GAAP to proposed transactions. This category also includes additional revenue assurance and license compliance procedures under contracts that provide for review by an independent accountant, and advice about controls associated with the completeness and accuracy of the Company’s software licensing revenue. These services support the evaluation of the effectiveness of internal controls over revenue recognition, and enhance the auditor’s understanding of licensing programs and controls. An improved process was established in fiscal 2004 to review and track the nature of specific licensing-related service requests. This process provided for more comprehensive assessment of the classification of certain licensing compliance services. As a result, fees for certain types of services that appeared under “All Other Fees” in fiscal year 2003 appear in “Audit-Related Fees” in fiscal 2004.
(2)	Tax Fees consist of the aggregate fees billed for professional services rendered by Deloitte & Touche LLP for tax compliance, tax advice, and tax planning (domestic and international).
(3)	All Other Fees consist principally of services supporting the Company’s volume licensing compliance and revenue assurance initiatives, including data analysis and risk assessment. As discussed in (1) above, an improved process was established in fiscal 2004 to track the nature of specific licensing-related service requests and associated fees that allowed additional differentiation in the nature of specific services. In the absence of that information in fiscal 2003 all of those fees were classified as “All Other Fees.”

The Audit Committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of Deloitte & Touche LLP.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent auditor. A centralized service request function is used to provide an initial assessment of requests from Company personnel for services by the independent auditor for compliance with the auditor services policy. The request must be specific as to the particular services to be provided. If the initial assessment is favorable, the request is forwarded for review to a group whose members come from the Company’s

15 / MSFT	2004 PROXY STATEMENT

Finance, Legal, Tax, and Internal Audit departments. Requests approved by the group are aggregated and submitted to the Audit Committee in one of the following ways:

1.	Request for approval of services at a meeting of the Audit Committee; or
2.	Request for approval of services by a designated member of the Audit Committee.

INFORMATION REGARDING PROPOSALS 2 and 3

Background and Reason for Proposed Amendments to Stock Plans

On July 20, 2004, Microsoft announced the decision by the Board of Directors to provide up to $75 billion to shareholders over the next four years. This decision has three components:

•	An increased regular dividend
•	A stock buy-back program of up to $30 billion over four years
•	A special dividend of $3.00 per share

The contributions of our employees have been critical to the success that allowed Microsoft to take these actions. Our stock compensation plans have played an important role in motivating this performance. Because our stock plans did not contemplate a special dividend to shareholders, the Board has approved plan amendments and award adjustments that would ensure employees, directors, consultants and advisors that hold awards under our stock plans are not disadvantaged by the special dividend. The Board and management determined that it would be appropriate to present the plan amendments to shareholders for their approval.

The amendments will allow adjustment of vested and unvested stock options and unvested stock awards to maintain their economic value after the special dividend equivalent to their pre-dividend value. In theory (and disregarding other events that may affect financial markets), when a company transfers part of its assets to shareholders, its stock price declines by the amount of the dividend once the ex-dividend date passes. For shareholders, any stock price decline is offset by the cash they receive in the form of the dividend. Microsoft’s existing stock options, unvested stock awards, and shared performance stock awards are not eligible to receive a dividend, so we would adjust these awards based on the amount of the special dividend, applying the same arithmetic formula that would be used for other capital events such as stock splits or reorganizations.

The specific details of the adjustments are explained in the next section of this summary. We believe it is appropriate that all holders of Microsoft equity, including holders of stock options, stock awards and shared performance stock awards under our stock plans, be treated equally with respect to the special dividend. If Proposal 2, which relates to the amendments to the 2001 Stock Plan and the 1991 Stock Option Plan, is not approved by shareholders, out of fairness to our employees the special dividend would not be made, and the Board and management would consider other alternatives.

Adjustments to awards issued under the Company’s stock plans described in the following proposals will only occur if shareholders approve the amendments to the relevant plan. The adjustments will not result in any equity compensation expense for the Company.

Special Dividend Adjustments if Amendments are Approved

If shareholders approve the applicable amendments, awards that are outstanding immediately prior to the ex-dividend date for the special dividend will be adjusted as follows:

Stock Options.    The exercise price will be adjusted downward and the number of options will be adjusted upward pursuant to the following formulas, where “Closing Price” means the official Nasdaq closing price of a share of Microsoft common stock on the last trading day before the ex-dividend date for the special dividend.

The exercise price of stock options outstanding immediately before the ex-dividend date will be adjusted downward to the product of:

Pre-dividend Exercise Price	x	(Closing Price - $3.00)	=	Post-dividend Exercise Price
Closing Price

16 / MSFT	2004 PROXY STATEMENT

The number of shares covered by each stock option outstanding immediately before the ex-dividend date will be adjusted upward to the product of:

Number of Shares Pre-dividend	x	Closing Price	=	Number of Shares Post-dividend
(Closing Price - $3.00)

Additional options outstanding as a result of these adjustments would be vested or unvested in proportion to the number of options covered by an award that are vested or unvested immediately before the adjustment, and the additional unvested options will vest on the remaining vesting dates applicable to such award, in proportion to the number of options that vest on each of those dates.

Stock Awards.    The number of shares covered by each stock award will be adjusted upward by the number of shares that would be purchased if the special dividend was paid on the stock awards and that amount was reinvested in Microsoft stock at a price equal to the Closing Price minus the amount of the special dividend. Stated as a formula:

The number of shares covered by each stock award outstanding immediately before the ex-dividend date will be adjusted upward to the product of:

Number of Shares Pre-dividend	x	Closing Price	=	Number of Shares Post-dividend
(Closing Price - $3.00)

Additional stock awards outstanding as a result of these adjustments would vest on the remaining vesting dates applicable to such award, in proportion to the number of stock awards that vest on each of those dates.

Shared Performance Stock Awards.    The target award for each outstanding shared performance stock award will be adjusted by using the same formula that applies for stock awards.

Maximum Number of Shares Issuable under Plan.    The maximum number of shares issuable under each plan will be increased by the additional number of shares covered by options, stock awards, and shared performance stock awards outstanding under such plan as a result of the adjustments, however the number of shares remaining available for future awards under each plan immediately before the adjustments will be the same as the number of shares remaining available for future awards immediately after the adjustments.

Different Treatment in Certain Jurisdictions

The above examples describe the adjustments that would apply to the vast majority of our outstanding stock options and all outstanding unvested stock awards and shared performance stock awards. Stock options held by employees in countries where the Company determines there may be unfavorable tax consequences to employees as a result of an adjustment will not be adjusted for the special dividend. In lieu of an adjustment, the Company would grant those option holders stock awards with a value equal to the decline in the Black-Scholes value of the unadjusted options as a result of the special dividend, as determined by Microsoft. That grant would not be made pursuant to the adjustment provisions of the relevant plan; rather it would be a new grant under the 2001 Stock Plan.

General

This discussion is designed to help shareholders understand the proposed adjustments that would occur relating to the payment of the special dividend conditionally declared by the Board on July 20, 2004. The plan amendments would provide general authority to make adjustments in the event of any distribution of assets to shareholders other than a normal cash dividend. If any other distribution of assets to shareholders other than a normal cash dividend was declared in the future, the plan amendments would grant the Board authority to make adjustments to outstanding awards, which may or may not be identical to the adjustments described above. The plan amendments are not intended to override the requirement that the Company obtain shareholder approval for a repricing of awards; the amendments would only apply to the circumstance described above, similar to the adjustments that are currently permitted under the stock plans for other types of capital events such as a stock split, stock dividend, or recapitalization.

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2. PROPOSAL FOR APPROVAL OF AMENDMENTS TO THE 2001 STOCK PLAN AND THE 1991 STOCK OPTION PLAN

On July 20, 2004, the Board of Directors declared a special dividend of $3.00 per share of common stock payable December 2, 2004 to all shareholders of record on November 17, 2004, conditioned on shareholder approval of amendments to the 2001 Stock Plan (the “2001 Stock Plan”) and the 1991 Stock Option Plan (the “1991 Plan”). Following the conditional declaration of the special dividend, the Board amended the 2001 Stock Plan and the 1991 Plan, subject to shareholder approval. If these amendments are approved, the board will have the authority to adjust awards under the 2001 Stock Plan and the 1991 Plan in connection with any distribution of assets other than a normal cash dividend. If these amendments are approved, the special dividend declared July 20, 2004 will be unconditional and the adjustments to the employee awards approved by the Board will occur on the ex-dividend date for the special dividend.

Proposed Amendments

The Board has amended the 2001 Stock Plan and the 1991 Plan in similar ways to permit the Board to adjust awards, the numeric grant limitations in the plan, and the number of shares covered by the plan in the event of any distribution to shareholders other than a normal cash dividend. Microsoft proposes to restate the first paragraph of Section 14 of the 2001 Stock Plan to read as follows:

14. Adjustments to Shares Subject to the Plan.

If any change is made to the Shares by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Shares as a class without the Company’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities and/or the price per Share covered by outstanding Awards under the Plan, (iii) the Maximum Annual Participant Award, (iv) the maximum aggregate number of Shares underlying all Nonqualified Stock Options and SARs with a per Share exercise price of less than fair market value on any grant date that may be granted under the Plan, and (v) the maximum aggregate number of Shares underlying all Awards with a vesting period of less than three years. The Board may also make adjustments described in (i)-(v) of the previous sentence in the event of any distribution of assets to shareholders other than a normal cash dividend. In determining adjustments to be made under this Section 14, the Board may take into account such factors as it deems appropriate, including (i) the restrictions of applicable law, (ii) the potential tax consequences of an adjustment and (iii) the possibility that some Awardees might receive an adjustment and a distribution or other unintended benefit, and in light of such factors or circumstances may make adjustments that are not uniform or proportionate among outstanding Awards, modify vesting dates, defer the delivery of stock certificates or make other equitable adjustments. Any such adjustments to outstanding Awards will be effected in a manner that precludes the enlargement of rights and benefits under such Awards. Adjustments, if any, and any determinations or interpretations, including any determination of whether a distribution is other than a normal cash dividend, made by the Board shall be final, binding and conclusive. For purposes of this Section 14, conversion of any convertible securities of the Company shall not be deemed to have been effected without receipt of consideration. Except as expressly provided herein, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

The adjustment provisions of Section 11 of the 1991 Plan have been similarly revised, subject to shareholder approval. Each amended plan also includes related changes to implement the effect of the revisions to the adjustment provisions. This section previously allowed for adjustments to awards for a capital event. It has been revised to provide express authority to make adjustments for distributions to shareholders other than a normal cash dividend.

For the reasons described under “Information Regarding Proposals 2 and 3,” which begins on page 16 of this proxy statement, the Board has adopted resolutions approving, and recommending to the shareholders for their approval, amendments to the 2001 Stock Plan and the 1991 Plan.

Since the approval of the amended and restated 2001 Stock Plan at the 2003 Annual Meeting of Shareholders, the Board has approved the following additional changes to the 2001 Stock Plan.

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•	reduced the maximum aggregate number of shares underlying all stock awards that may be granted to any person in a single fiscal year from 20 million shares to 5 million shares; and
•	added a requirement that all awards must contain a minimum three-year vesting period from the date of grant, except that awards covering up to 50 million shares (increased, proportionately, in the event of a stock split, stock dividend, or similar event) may be granted without regard to the three year vesting restriction, and performance-based awards and stock options assumed or substituted upon an acquisition are not subject to the three year vesting restriction.

These changes were made to have the terms of the 2001 Stock Plan better reflect the intended usage of the plan by the Company, and are now part of the 2001 Stock Plan whether or not this proposal is adopted.

The principal provisions of the amended and restated plans are summarized below. These summaries are qualified in their entirety by reference to the actual plans, copies of which are attached to the electronic copy of this Proxy Statement filed with the SEC and may be accessed from the SEC’s home page (www.sec.gov). In addition, a copy of the 2001 Stock Plan and the 1991 Plan, each as amended and restated, for which shareholder approval is being sought may be obtained upon written request to: Investor Relations Department, Microsoft Corporation, One Microsoft Way, Redmond, WA 98052.

Description of the 2001 Stock Plan, as Amended and Restated, Subject to Shareholder Approval

General.    The purposes of the 2001 Stock Plan are to attract and retain the best available individuals for positions of substantial responsibility, to provide additional incentive to such individuals, and to promote the success of Microsoft’s business by aligning the financial interests of employees and consultants providing personal services to the Company or its affiliates with long-term shareholder value. Stock options, stock awards, and stock appreciation rights may be granted under the 2001 Stock Plan. Options granted under the 2001 Stock Plan may be either “incentive stock options,” as defined in Section 422 of the Internal Revenue Code (“Code”), or nonqualified stock options.

Administration.    The 2001 Stock Plan is administered by the Board or the Compensation Committee of the Board (hereafter, the “Committee”).

Plan Benefits.    Because benefits under the 2001 Stock Plan depend on the Committee’s actions and the fair market value of common stock at various future dates, it is not possible to determine the benefits that will be received by officers and other employees under the 2001 Stock Plan.

Eligibility.    Incentive stock options may be granted only to employees of the Company or its subsidiaries. Nonqualified stock options, stock awards, and stock appreciation rights awards may be granted under the 2001 Stock Plan to employees and consultants of the Company, its affiliates and subsidiaries, as well as to persons to whom offers of employment as employees have been made. The Committee, in its discretion, will select the individuals to whom options, stock awards, and stock appreciation rights will be granted, the time or times when such awards are granted, and the number of shares subject to each grant.

Shares Subject to the 2001 Stock Plan.    The total number of shares of Company common stock that may be awarded and delivered under the 2001 Stock Plan are (a) the number of shares that remained available for future awards under the Company’s 1991 Plan as of January 1, 2001, the effective date of the 2001 Stock Plan, (b) plus any shares represented by awards under the 1991 Plan that expire, are forfeited, are cancelled without delivery of shares, or otherwise result in the return of shares to the Company, (c) minus 100,000,000 shares. In addition, when any award under the 2001 Stock Plan expires or for any reason shares underlying an award are not delivered in full, the undelivered shares will become available for future awards under the 2001 Stock Plan. Notwithstanding the foregoing, any awards represented by stock options transferred under an option transfer program, such as the program conducted by the Company in the second quarter of fiscal year 2004, will be removed from the 2001 Stock Plan, and the shares underlying the transferred stock options will not be available for regrant under the 2001 Stock Plan, regardless of whether the transferred stock options are exercised or expire unexercised. The shares that may be awarded and delivered under the 2001 Stock Plan may be authorized, but unissued, or reacquired common shares.

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Limitations.    The 2001 Stock Plan provides that the maximum aggregate number of Company common shares underlying all awards to be granted to any person in any single fiscal year of the Company is 20,000,000 shares of common stock (5 million shares for a stock award). The aggregate number of shares underlying all nonqualified stock options and all stock appreciation rights that may be granted under the 2001 Stock Plan at exercise prices which are less than fair market value at the dates of such grants may not exceed 50,000,000 (excluding certain replacement (conversion) options granted to employees, consultants and advisors of acquired entities). These limits are increased proportionately in the event of any stock split, stock dividend or similar event.

Terms and Conditions of Awards.    Each award is to be evidenced by an award agreement between the Company and the individual awardee and is subject to the following additional terms and conditions:

Exercise Price.    The Committee will determine the exercise price for the shares of common stock underlying each award at the time the award is granted. The exercise price for shares under an incentive stock option may not be less than 100% of the fair market value of the common stock on the date such option is granted. The exercise price for shares subject to a nonqualified stock option or stock appreciation right may not be less than 75% of the fair market value of the common stock on the date such award is granted, except that certain replacement (conversion) options with lower exercise prices for the underlying shares may be granted, in connection with acquisitions, to employees, consultants and advisors of acquired entities. The fair market value price for a share of Company common stock underlying each award is the closing price per share on Nasdaq on the date the award is granted. The closing price for one share of Microsoft common stock on September 14, 2004 was $27.44. No award may be repriced, replaced, regranted through cancellation, or modified without shareholder approval (except in connection with a change in the Company’s capitalization or similar event), if the effect would be to reduce the exercise price for the shares underlying such award.

Exercise of Award; Form of Consideration.    The Committee will determine when awards become exercisable. Each award is required to have a minimum vesting period of not less than three years from the date of grant, except that the following are not subject to the three year vesting restriction: (i) awards covering up to 50,000,000 shares (increased, proportionately, in the event of any stock split, stock dividend or similar event) and (ii) awards that are granted or that vest subject to performance goals and awards assumed or substituted upon an acquisition.

The means of payment, if any, for shares issued upon exercise of an award will be specified in each award agreement. The 2001 Stock Plan permits payment to be made by cash, check, broker-assisted same day sales, and, in the case of certain executive officers, by delivery of other shares of Company stock which they have owned for six months or more as of the exercise date. For nonqualified stock options, stock awards, and stock received upon the exercise of stock appreciation rights, the option holder or stock recipient must also pay the Company, at the time of purchase, the amount of federal, state, and local withholding taxes required to be withheld by the Company. An award under the 2001 Stock Plan may permit or require that such withholding tax obligations be paid by having the Company withhold shares of common stock having a value equal to the amount required to be withheld. Certain executives of the Company may elect to pay their withholding obligations by having shares withheld.

Performance Goals.    Awards may, but need not, vest or be granted subject to the satisfaction of one or more performance goals. Performance goals for awards will be determined by the Committee and will be designed to support the Company’s business strategy, and align executives’ interests with customer and shareholder interests. For awards that are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, performance goals will be based on one or more of the following business criteria: sales or licensing volume, revenues, customer satisfaction, expenses, organizational health/productivity, earnings (which includes similar measurements such as net profits, operating profits and net income, and which may be calculated before or after taxes, interest, depreciation, amortization or taxes), margins, cash flow, shareholder return, return on equity, assets, or investments, working capital, product shipments, product releases, brand or product recognition/acceptance, and/or stock price.

Achievement of the goals may be measured individually, alternatively, or in any combination; with respect to Microsoft, a subsidiary, division, business unit, product line, product, or any combination of the foregoing; on an absolute basis, or relative to a target, to a designated comparison group, to results in other periods, or to other external measures; and including or excluding items that could affect the measurement, such as extraordinary or unusual and nonrecurring gains or losses, litigation or claim judgments or settlements, material changes in tax laws, acquisitions, divestitures, the cumulative effect of accounting changes, asset write-downs, restructuring charges, or the results of discontinued operations.

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Term of Award.    The term of an award may be no more than ten years from the date of grant. No award may be exercised after the expiration of its term.

Death or Disability.    If an awardee’s employment or consulting relationship terminates as a result of his or her death or total and permanent disability, then his or her awards will vest to the extent of any vesting that would have occurred within the following 12 months had the employment or consulting relationship continued. Following death, an option or SAR may be exercised, to the extent vested and not expired, within the 12-month period following the awardee’s death by his or her estate or by the person who acquires the exercise right by bequest or inheritance. Following total and permanent disability, an option or SAR may be exercised, to the extent vested and not expired, within the 18-month period following the date on which the awardee ceased performing services.

Nontransferability of Awards.    Unless otherwise determined by the Committee, awards granted under the 2001 Stock Plan are not transferable other than by will or the laws of descent and distribution and may be exercised during the awardee’s lifetime only by the awardee.

Other Provisions.    An award agreement may contain other terms and provisions consistent with the 2001 Stock Plan, as may be determined by the Committee.

Stock Awards.    Stock awards may be granted alone, in addition to, or in tandem with other awards under the 2001 Stock Plan. Unless the Committee determines otherwise, the award agreement will provide that any non-vested stock underlying the stock award is forfeited back to the Company upon the awardee’s termination of employment or consulting relationship for any reason. If the unvested shares were purchased under a stock award, at the termination of employment or consulting relationship the shares will be immediately resold to the Company at the original purchase price.

Stock Appreciation Rights.    Stock appreciation rights (“SARs”) may be granted alone (“Stand-Alone SARs”), in addition to, or in tandem (“Tandem SARs”) with a stock option under the 2001 Stock Plan. Upon exercise of a Stand-Alone SAR, the awardee will be entitled to receive the excess of the fair market value on the exercise date of the Company common shares underlying the SAR over the aggregate base price applicable to such shares; provided that the base price per share may not be less than the fair market value of such shares on the grant date. An awardee granted a Tandem SAR will be required to elect between exercising the underlying option and surrendering the option in exchange for a distribution from the Company equal to the excess of the fair market value on the surrender date of the shares that were vested under the surrendered option over the aggregate exercise price payable for such shares. Any such surrender must be first approved by the Committee. Distributions to the awardee may be made in common stock, in cash, or in a combination of stock and cash, as determined by the Committee.

Adjustments to Shares Subject to the Plan.    If any change is made to the Company’s common shares by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding shares as a class without the Company’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities and/or the price per share covered by outstanding awards under the Plan, (iii) the maximum annual award, (iv) the limit on nonqualified stock options and SARs with an exercise price of less than fair market value on the grant date, and (v) the limit on awards with a vesting period of less than three years. Such adjustments may also be made in the event of any distribution of assets to shareholders other than a normal cash dividend. In determining adjustments to be made under these provisions, the Board may take into account such factors as it deems appropriate. Any such adjustments to outstanding awards will be effected in a manner that precludes the enlargement of rights and benefits under such awards.

In the event of a liquidation or dissolution of the Company, any unexercised awards will terminate immediately prior to the proposed action unless otherwise determined by the Board. In the event of the sale of substantially all assets of the Company or a merger with or into another corporation In the event of the sale of substantially all assets of the Company or a merger with or into another corporation, each award shall be assumed or an equivalent award shall be substituted by the successor corporation or a parent or subsidiary of the successor corporation or, if not assumed, shall be fully vested.

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Amendment and Termination of the 2001 Stock Plan.    The Board may amend, alter, suspend, or terminate the 2001 Stock Plan, or any part thereof, at any time and for any reason. However, the Company shall obtain shareholder approval or ratification for any increase in the number of shares subject to the Plan (other than in connection with the adjustment provisions of the Plan), and for any award repricing, replacement, regrant through cancellation, or modification that reduces the exercise price for shares under the award. No such action by the Board or shareholders may affect any award previously granted under the 2001 Stock Plan without the written agreement of the awardee; provided that the consent of an awardee is not necessary for a modification or amendment of the award, or the acceleration or deferral of the award’s vesting or exercise, that in the reasonable judgment of the Board confers a benefit on the awardee or is made in connection with the 2001 Stock Plan’s provisions for adjustment of shares in the event of changes to the shares underlying the award or the distribution of assets to shareholders other than under a normal cash dividend. The 2001 Stock Plan remains in effect until terminated by action of the Board or operation of law.

Federal Income Tax Consequences Relating to the 2001 Stock Plan, as Amended and Restated

The U.S. federal income tax consequences to the Company and its employees of awards under the 2001 Stock Plan are complex and subject to change. The following discussion is only a summary of the general rules applicable to the 2001 Stock Plan.

Recipients of awards under the 2001 Stock Plan should consult their own tax advisors since a taxpayer’s particular situation may be such that some variation of the rules described below will apply.

As discussed above, several different types of instruments may be issued under the Stock Plan. The tax consequences related to the issuance of each is discussed separately below.

Options.    As noted above, options granted under the 2001 Stock Plan may be either incentive stock options or nonqualified stock options. Incentive stock options are options which are designated as such by the Company and which meet certain requirements under Section 422 of the Code and the regulations thereunder. Any option that does not satisfy these requirements will be treated as a nonqualified stock option.

Incentive Stock Options.    If an option granted under the 2001 Stock Plan is treated as an incentive stock option, the optionee will not recognize any income upon either the grant or the exercise of the option, and the Company will not be allowed a deduction for federal tax purposes. Upon a sale of the shares, the tax treatment to the optionee and the Company will depend primarily upon whether the optionee has met certain holding period requirements at the time he or she sells the shares. In addition, as discussed below, the exercise of an incentive stock option may subject the optionee to alternative minimum tax liability.

If an optionee exercises an incentive stock option and does not dispose of the shares received within two years after the date such option was granted or within one year after the transfer of the shares to him or her, any gain realized upon the disposition will be characterized as long-term capital gain and, in such case, the Company will not be entitled to a federal tax deduction.

If the optionee disposes of the shares either within two years after the date the option is granted or within one year after the transfer of the shares to him or her, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (1) the fair market value of the shares on the date of exercise minus the exercise price, or (2) the amount realized on the disposition minus the exercise price, will be taxed as ordinary income to the optionee in the taxable year in which the disposition occurs. (However, in the case of gifts, sales to related parties, and certain other transactions, the full difference between the fair market value of the stock and the purchase price will be treated as compensation income.) The excess, if any, of the amount realized upon disposition over the fair market value at the time of the exercise of the option will be treated as long-term capital gain if the shares have been held for more than one year following the exercise of the option. In the event of a disqualifying disposition, the Company may withhold income taxes from the optionee’s compensation with respect to the ordinary income realized by the optionee as a result of the disqualifying disposition.

The exercise of an incentive stock option may subject an optionee to alternative minimum tax liability. The excess of the fair market value of the shares at the time an incentive stock option is exercised over the purchase price of the shares is included in income for purposes of the alternative minimum tax even though it is not included in taxable income for purposes of determining the regular tax liability of an employee. Consequently, an optionee may be obligated to pay alternative minimum tax in the year he or she exercises an incentive stock option.

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In general, there will be no federal income tax deductions allowed to the Company upon the grant, exercise, or termination of an incentive stock option. However, if an optionee sells or otherwise disposes of stock received on the exercise of an incentive stock option in a disqualifying disposition, the Company will be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares, provided that the deduction is not otherwise disallowed under the Code.

Nonqualified Stock Options.    Nonqualified stock options granted under the 2001 Stock Plan do not qualify as “incentive stock options” and will not qualify for any special tax benefits to the optionee. An optionee generally will not recognize any taxable income at the time he or she is granted a nonqualified option. However, upon its exercise, the optionee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares over the exercise price. The income realized by the optionee will be subject to income and other employee withholding taxes.

The optionee’s basis for determination of gain or loss upon the subsequent disposition of shares acquired upon the exercise of a nonqualified stock option will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option. Upon disposition of any shares acquired pursuant to the exercise of a nonqualified stock option, the difference between the sale price and the optionee’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year at their disposition.

In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of a nonqualified stock option or a sale or disposition of the shares acquired upon the exercise of a nonqualified stock option. However, upon the exercise of a nonqualified stock option, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Stock Awards.    Generally, the recipient of a stock award will recognize ordinary compensation income at the time the Company’s common stock associated with the stock award is received in an amount equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is non-vested (i.e., if the employee is required to work for a period of time in order to have the right to sell the stock) when it is received under the 2001 Stock Plan and the recipient had not elected otherwise, the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. The income realized by the recipient will generally be subject to U.S. income and employment taxes.

In the case of stock awards that take the form of the Company’s unfunded and unsecured promise to issue common stock at a future date, the grant of this type of stock award is not a taxable event to the recipient because it constitutes an unfunded and unsecured promise to issue shares of Company common stock at a future date. Once this type of stock award vests and the recipient receives the Company common shares, the tax rules discussed in the previous paragraph will apply to receipt of such shares.

The recipient’s basis for determination of gain or loss upon the subsequent disposition of shares acquired as stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested, as applicable. Upon the disposition of any stock received as a stock award under the 2001 Stock Plan, the difference between the sale price and the recipient’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if, at the time of disposition, the shares have been held for more than one year since the recipient recognized compensation income with respect to such shares.

If a recipient of a stock award receives the cash equivalent of Company common stock (in lieu of actually receiving Company common stock), the recipient will recognize ordinary compensation income at the time of the receipt of such cash in the amount of the cash received.

In the year that the recipient of a stock award recognizes ordinary taxable income in respect of such award, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the recipient is required to recognize, provided that the deduction is not otherwise disallowed under the Code.

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Stock Appreciation Rights.    As discussed above, the Company may grant either Stand-Alone SARs or Tandem SARs under the 2001 Stock Plan. Generally, the recipient of a Stand-Alone SAR will not recognize any taxable income at the time the Stand-Alone SAR is granted.

With respect to Stand-Alone SARs, if the employee receives the appreciation inherent in the SARs in cash, the cash will be taxable as ordinary compensation income to the employee at the time that it is received. If the employee receives the appreciation inherent in the Stand-Alone SARs in stock, the employee will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the employee for the stock.

With respect to Tandem SARs, if a holder elects to surrender the underlying option in exchange for cash or stock equal to the appreciation inherent in the underlying option, the tax consequences to the employee will be the same as discussed above relating to Stand-Alone SARs. If the employee elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a nonqualified stock option (discussed above), i.e., the employee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares over the exercise price.

In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of Stand-Alone SARs or Tandem SARs. However, upon the exercise of either a Stand-Alone SAR or a Tandem SAR, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Description of the 1991 Plan, as Amended and Restated, Subject to Shareholder Approval

General.    No new options may be granted under the 1991 Plan. Effective January 1, 2001, all shares available for future awards, and all shares that are represented by awards that are forfeited, expire or are canceled without delivery of shares or otherwise result in the return of shares to the Company were transferred to the 2001 Stock Plan. Outstanding options under the 1991 Plan are eligible for adjustment in the event of certain events as described below.

The purposes of the 1991 Plan were to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to recipients, and to promote the success of Microsoft’s business by aligning employee financial interests with long-term shareholder value. Awards granted under the 1991 Plan could be either “incentive stock options,” as defined in Section 422 of the Internal Revenue Code (“Code”), or nonqualified stock options.

Administration.    The 1991 Plan is administered by the Board or the Compensation Committee of the Board.

Plan Benefits.    Because benefits under the 1991 Plan will depend on the Committee’s actions and the fair market value of common stock at various future dates, it is not possible to determine the benefits that will be received by officers and other employees under the 1991 Plan.

Eligibility.    Options under the 1991 Plan could be granted only to employees of the Company or a parent or subsidiary. The Committee, in its discretion, selected the individuals to whom options were granted, the time or times when such options were granted, and the number of shares subject to each grant.

Shares Subject to the 1991 Plan.    The total number of shares of Company common stock that were authorized to be awarded and delivered upon the exercise of options under the 1991 Plan was 4,160,000,000, as adjusted for stock splits. Effective January 1, 2001, all shares available for future awards under the 1991 Plan, and all shares under the 1991 Plan that are represented by awards that are forfeited, expire or are canceled without delivery of shares or otherwise result in the return of shares to the Company were transferred to the 2001 Stock Plan.

Limitations.    The maximum aggregate number of Company common shares with respect to which an option or options could be granted to any employee in any one taxable year was 16,000,000 shares.

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Terms and Conditions of Options.    Each option was evidenced by a written option agreement, which designated the option as either an incentive stock option or a nonqualified stock option, and was subject to the following additional terms and conditions:

Exercise Price.    The Board or Committee determined the exercise price for the shares of common stock underlying each option at the time the option was granted. The exercise price for shares under an incentive stock option may not be less than 100% of the fair market value of the common stock on the date such option is granted. The fair market value price for a share of Company common stock underlying each award was the closing price per share on Nasdaq on the date the award was granted.

The closing price for one share of Microsoft common stock on September 14, 2004 was $27.44. No award may be repriced, replaced, regranted through cancellation, or modified without shareholder approval (except in connection with a change in the Company’s capitalization or similar event), if the effect would be to reduce the exercise price for the shares underlying such award.

Exercise of Award; Form of Consideration.    The Board or Committee determined when options were to become exercisable. The means of payment, if any, for shares issued upon exercise of an option were specified in each option agreement. The 1991 Plan permitted payment to be made by cash, check, broker-assisted same day sales, and, in the case of certain executive officers, by delivery of other shares of Company stock. The optionee is required to pay the Company, prior to the issuance of shares upon exercise of an option, any applicable federal, state, and local withholding obligations of the Company. Certain executives of the Company may elect to pay their withholding obligations by having shares withheld.

Term of Option.    The term of an option may be no more than 10 years from the date of grant. No option may be exercised after the expiration of its term. Except as provided below, any option must be exercised within three months (or such shorter period specified in the grant) following termination of the optionee’s employment.

Death or Disability.    If an optionee’s employment terminates as a result of his or her death or total and permanent disability, then his or her options will vest to the extent of any vesting that would have occurred within the following 12 months had the employment continued. Following death, an option may be exercised, to the extent vested and not expired, within the 6- month period following the optionee’s death by his or her estate or by the person who acquires the exercise right by bequest or inheritance. Following total and permanent disability, an option may be exercised, to the extent vested and not expired, within the 18-month period following the date the optionee ceased working.

Nontransferability of Options.    Unless otherwise determined by the Board or Committee, options granted under the 1991 Plan are not transferable other than by will or the laws of descent and distribution and may be exercised during the optionee’s lifetime only by the optionee.

Other Provisions.    An option agreement may contain other terms and provisions consistent with the 1991 Plan, as may be determined by the Board or Committee.

Adjustments to Shares Subject to the Plan.    If any change is made to the Company’s common shares by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding shares as a class without the Company’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities and/or the price per share covered by outstanding options under the Plan, and (iii) the maximum annual employee grant. Such adjustments may also be made in the event of any distribution of assets to shareholders other than a normal cash dividend. In determining adjustments to be made under these provisions, the Board may take into account such factors as it deems appropriate. Any such adjustments to outstanding options will be effected in a manner that precludes the enlargement of rights and benefits under such options.

In the event of a liquidation or dissolution of the Company, any unexercised options will terminate immediately prior to the proposed action unless otherwise determined by the Board. In the event of the sale of substantially all assets of the Company or a merger with or into another corporation, In the event of the sale of substantially all assets of the Company or a merger with or into another corporation, each award shall be assumed or an equivalent award shall be substituted by the successor corporation or a parent or subsidiary of the successor corporation or, if not assumed, shall be fully vested.

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Amendment and Termination of the 1991 Plan.    The Board may amend or terminate the 1991 Plan, or any part thereof, at any time and for any reason. However, the Company shall obtain shareholder approval or ratification for any increase in the number of shares subject to the Plan (other than in connection with the adjustment provisions of the Plan). No such action by the Board or shareholders may affect any option already granted without the written agreement of the optionee; provided that the consent of an optionee is not necessary for a modification or amendment of the option, or the acceleration or deferral of the option’s vesting or exercise, that in the reasonable judgment of the Board confers a benefit on the optionee or is made in connection with the 1991 Plan’s provisions for adjustment of shares in the event of changes to the shares underlying the option or the distribution of assets to shareholders other than under a normal cash dividend.

Federal Income Tax Consequences Relating to the 1991 Plan, as Amended and Restated

A summary of the U.S. federal income tax consequences of incentive and nonqualified stock options under the 1991 Plan is set forth above under the description of the 2001 Stock Plan.

Vote Required and Board Recommendation

The affirmative vote of holders of a majority of the shares of common stock represented at the meeting is required to approve the amendments to the 2001 Stock Plan and the 1991 Plan. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

3. PROPOSAL FOR APPROVAL OF AMENDMENTS TO THE 1999

STOCK PLAN FOR NON-EMPLOYEE DIRECTORS, THE STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS, AND THE STOCK OPTION PLAN FOR CONSULTANTS AND ADVISORS

Following the conditional declaration of the special dividend on July 20, 2004, the Board amended the 1999 Stock Plan for Non-Employee Directors (the “1999 Director Plan”), the Stock Option Plan for Non-Employee Directors (the “Original Director Plan”) and the Stock Option Plan for Consultants and Advisors (the “Consultants and Advisors Plan”), subject to shareholder approval. If these amendments are approved, the Board will have the authority to adjust awards under those plans in connection with any distribution of assets other than a normal cash dividend and, if Proposal 2 is also approved, the adjustments approved by the Board to awards under the 1999 Director Plan, the Original Director Plan, and the Consultants and Advisors Plan will occur on the ex-dividend date for the special dividend, as described in “Information Regarding Proposals 2 and 3” above.

Proposed Amendments

The Board has adopted amendments to the 1999 Director Plan, the Original Director Plan, and the Consultants and Advisors Plan similar to the amendments to the adjustment provisions described in the discussion of Proposal 2. Microsoft proposes to restate the adjustment provisions of the 1999 Director Plan, the Original Director Plan and the Consultants and Advisors Plan to permit the Board to adjust awards under the plans, any numeric grant limitations in the plans, and the number of shares covered by the plans in the event of any distribution of assets other than a normal cash dividend, in a manner similar to the amendments to the 2001 Stock Plan.

For the reasons described under “Information Regarding Proposals 2 and 3,” which begins on page 16 of this proxy statement, the Board has adopted resolutions approving, and recommending to the shareholders for their approval, amendments to the 1999 Director Plan, the Original Director Plan and the Consultants and Advisors Plan. Each amended plan also includes related changes to implement the effect of the revisions to the adjustment provisions.

Shareholders should be aware that since the approval of the amended and restated 1999 Director Plan at the 2003 Annual Meeting of Shareholders, the Board has added a requirement that all awards under that plan must contain a minimum three year vesting period from the date of grant, excluding awards granted in lieu of cash compensation. This change was made to have the terms of the 1999 Director Plan better reflect the intended usage of the plan by the Company, and is now part of the 1999 Director Plan whether or not this resolution is adopted.

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The principal provisions of the plans are summarized below. These summaries are qualified in their entirety by reference to the actual plans, copies of which are attached to the electronic copy of this Proxy Statement filed with the SEC and may be accessed from the SEC’s home page (www.sec.gov). In addition, a copy of the 1999 Director Stock Plan, the Director Stock Option Plan and the Consultants and Advisors Plan, each as amended and restated, for which shareholder approval is being sought may be obtained upon written request to: Investor Relations Department, Microsoft Corporation, One Microsoft Way, Redmond, WA 98052.

Description of the 1999 Director Plan, as Amended and Restated, Subject to Shareholder Approval

General.    The purpose of the 1999 Director Plan is to attract and retain the services of experienced and knowledgeable non-employee directors for the benefit of Microsoft and its shareholders and to provide additional incentive for those directors to continue to work for the best interests of the Company and its shareholders through continuing ownership of the Company’s common stock.

Administration.    The Board of Directors has authority to grant awards to non-employee directors and is responsible for the general administration and interpretation of the 1999 Director Plan.

Plan Benefits.    Because benefits under the 1999 Director Plan will depend on the Board’s actions and the fair market value of common stock at various future dates, it is not possible to determine the benefits that will be received by current non-employee directors if the amendments to the 1999 Director Plan are approved by the shareholders. In the fiscal year ended June 30, 2004, stock awards for an aggregate of 32,000 shares of the Company’s common stock were granted to non-employee directors. The closing price of Microsoft common stock on September 14, 2004 was $27.44.

Eligibility.    Each director who is not, and has not been during the immediately preceding 12-month period, an employee of the Company or any subsidiary of the Company is eligible to participate in the 1999 Director Plan. The Board has the discretion to determine that one or more directors will not be eligible for a specified year or for an indefinite period.

Shares Subject to the 1999 Director Plan.    An aggregate of 3,500,000 shares of common stock have been reserved for issuance under the 1999 Director Plan. The plan provides for the grant of both stock options and stock awards, which are referred to collectively in the plan as “awards”.

Limitations.    Each eligible non-employee director will be eligible to receive an award of up to 10,000 shares on an annual basis. Each of the seven continuing non-employee directors of the Company will be eligible to receive these discretionary awards in fiscal year 2005. The 1999 Director Plan permits the Company to grant awards to each new non-employee director at the time of his or her initial election to the Board, for up to 25,000 shares. Each award, other than an award granted in lieu of cash compensation, shall vest over a period of not less than three (3) years from the date of grant.

Options.    The exercise price and vesting schedule for all options granted under the 1999 Director Plan will be set by the Board in its discretion. Options granted under the 1999 Director Plan will become fully exercisable if the director ceases to serve on the Board for any reason within one year following any Change in Control of the Company (as defined in the 1999 Director Plan). Options may be exercised only while the option holder is a director of the Company, within 180 days after the date the option holder terminates as a director, or within 180 days after the death of the option holder. During the option holder’s lifetime, an option is exercisable only by the option holder. Options are not transferable except upon the death of the option holder, or as the Board of Directors may otherwise permit. At the date of exercise, the option holder may pay the full option price in cash or in shares of common stock previously acquired by the option holder valued at fair market value. Upon exercise of an option, the number of shares subject to the option and the number of shares available under the 1999 Director Plan for future option grants are reduced by the number of shares with respect to which the option is exercised.

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Stock Awards.    Stock awards may be granted either alone, in addition to, or in tandem with other awards granted under the 1999 Director Plan. After the Board of Directors determines that it will offer a stock award, the Company will advise the director in writing or electronically, by means of an award agreement, of the terms, conditions and restrictions, including vesting, if any, related to the offer, including the number of shares that the director will be entitled to receive or purchase, the price to be paid, if any, and, if applicable, the time within which the director must accept the offer. Unless the Board of Directors determines otherwise, the award agreement will provide for the forfeiture of the non-vested shares underlying the stock award upon the director ceasing to be a director for any reason, including death. To the extent that the director purchased the shares granted under the stock award and any such shares remain non-vested at the time the director ceases to be a director, the cessation of director status will cause an immediate sale of such non-vested shares to the Company at the original price per share paid by the director. Stock awards granted under the 1999 Director Plan will become fully vested and nonforfeitable if the director ceases to serve on the Board for any reason within one year following any Change in Control of the Company (as defined in the 1999 Director Plan).

Termination and Amendment.    Unless it is terminated sooner, the 1999 Director Plan will terminate on November 10, 2009. The Board of Directors may at any time terminate the 1999 Director Plan or make any modification or amendment that it deems advisable; provided, however, that shareholder approval will be required for any amendment that will (a) increase the total number of shares as to which awards may be granted under the 1999 Director Plan, (b) modify the class of persons eligible to receive awards, or (c) otherwise require shareholder approval under any applicable law or regulation. In addition, the Board of Directors will not amend the provisions in the 1999 Director Plan regarding the amount, pricing, and timing for grants pursuant to the 1999 Director Plan more than once every six months, other than to comport with changes in the Internal Revenue Code or the rules thereunder. Termination or any modification or amendment of the 1999 Director Plan will not, without the consent of an award holder, affect his or her rights under an award previously granted to him or her; provided that the consent of an awardee is not necessary for a modification or amendment or the award, or the acceleration or deferral of the award’s vesting or exercise, that in the reasonable judgment of the Board confers a benefit on the awardee or is made in connection with the 1999 Director Plan’s provisions for adjustment of shares in the event of changes to the shares underlying the award or the distribution of assets to shareholders other than under a normal cash dividend.

Adjustments to Shares Subject to the Plan.    If any change is made to the Company’s common shares by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding shares as a class without the Company’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities and/or the price per share covered by outstanding awards under the Plan, and (iii) the limits on the size of individual awards under the Plan. Such adjustments may also be made in the event of any distribution of assets to shareholders other than a normal cash dividend. In determining adjustments to be made under these provisions, the Board may take into account such factors as it deems appropriate. Any such adjustments to outstanding awards will be effected in a manner that precludes the enlargement of rights and benefits under such awards. In the event of a liquidation or dissolution of the Company, any unexercised awards will terminate immediately prior to the proposed action unless otherwise determined by the Board. In the event of the sale of substantially all assets of the Company or a merger with or into another corporation, each award shall be assumed or an equivalent award shall be substituted by the successor corporation or a parent or subsidiary of the successor corporation or, if not assumed, shall be fully vested.

Federal Income Tax Consequences Relating to the 1999 Director Plan, as Amended and Restated

The U.S. federal income tax consequences to the Company and recipients of awards under the 1999 Director Plan are complex and subject to change. The following discussion is only a summary of the general rules applicable to the 1999 Director Plan. Recipients of awards under the 1999 Director Plan should consult their own tax advisors since a taxpayer’s particular situation may be such that some variation of the rules described below will apply.

As discussed above, several different types of instruments may be issued under the 1999 Director Plan. The tax consequences related to the issuance of each is discussed separately below.

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Nonqualified Stock Options.    Options granted under the 1999 Director Plan are nonqualified stock options. Except for the fact that income recognized by the optionee upon the exercise of nonqualified stock options granted under the 1999 Director Plan will not be subject to income or other employee withholding taxes, the federal income tax consequences to optionees and the Company with respect to options granted under the 1999 Director Plan are the same as those applicable to employees and the Company with respect to nonqualified stock options granted under the 2001 Stock Plan. These tax consequences are discussed above in the discussion of Proposal 2 under the heading “Federal Income Tax Consequences Relating to the 2001 Stock Plan, as Amended and Restated” and under the sub-heading “Nonqualified Stock Options.”

Stock Awards.    Except for the fact that income realized by the recipient of Company common stock upon the vesting of a stock award granted under the 1999 Director Plan will not be subject to U.S. income or other employee withholding taxes, the federal income tax consequences to recipients and the Company with respect to stock awards granted under the 1999 Director Plan are the same as those applicable to recipients and the Company with respect to stock awards granted under the Stock Plan. These tax consequences are discussed above in the discussion of Proposal 2 under the heading “Federal Income Tax Consequences Relating to the 2001 Stock Plan, as Amended and Restated” and under the sub-heading “Stock Awards,” provided that, for purposes of the 1999 Director Plan, stock will be viewed as non-vested if the director is required to continue to serve as a director for a period of time in order to have the right to sell the stock.

Description of the Original Director Plan, as Amended and Restated, Subject to Shareholder Approval

General.    No new options may be granted under the Original Director Plan. Outstanding options under the Original Director Plan are eligible for adjustment in the event of certain events as described below.

The purpose of the Original Director Plan was to attract and retain the services of experienced and knowledgeable non-employee directors for the benefit of Microsoft and its shareholders and to provide additional incentive for such directors to continue to work for the best interests of the Company and its shareholders through continuing ownership of the Company’s common stock.

Administration.    The Board of Directors is responsible for the general administration and interpretation of the Original Director Plan.

Plan Benefits.    Because benefits under the Original Director Plan will depend on the Board’s actions and the fair market value of common stock at various future dates, it is not possible to determine the benefits that will be received under the Original Director Plan.

Eligibility.    Under the Original Director Plan, a director was eligible for grants if he or she: was not an employee of the Company or any subsidiary during the preceding 12 months; did not own any common stock of the Company acquired directly from the Corporation and subject to any contractual forfeiture or mandatory resale to the Corporation on the occurrence of certain specified events; and did not hold any unvested stock options to purchase common stock of the Company, except for non-discretionary stock options previously granted pursuant to the Original Director Plan.

Shares Subject to the Original Director Plan.    An aggregate of 36,000,000 shares of common stock (as adjusted for stock splits) were reserved for issuance under the Original Director Plan. No additional shares may be issued under the Original Director Plan; however, outstanding awards may be adjusted as described below under “Adjustments to Shares Subject to the Plan.”

Limitations.    Each eligible non-employee director received a nondiscretionary option grant of 5,000 shares on an annual basis and was eligible for discretionary grants of up to 50,000 shares of common stock to each new non-employee director at the time of his or her initial election to the Board.

Options.    The exercise price for a nondiscretionary option grant was set at the fair market value of the underlying shares on the date of grant, and a nondiscretionary option grant vested in full on the first anniversary of the date of grant. The exercise price and vesting schedule for discretionary grants of options under the Original Director Plan

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were set by the Board in its discretion. Options granted under the Original Director Plan will become fully exercisable if the director ceases to serve on the Board for any reason within one year following any Change in Control of the Company (as defined in the Original Director Plan). Options may be exercised only while the option holder is a director of the Company, within 30 days after the date the option holder terminates as a director, or within 180 days after the death of the option holder. During the option holder’s lifetime, an option is exercisable only by the option holder. Options are not transferable except upon the death of the option holder, or as the Board of Directors may otherwise permit. At the date of exercise, the option holder may pay the full option price in cash or in shares of Company common stock previously acquired by the option holder valued at fair market value.

Termination and Amendment.    The Board of Directors may at any time terminate the Original Director Plan or make any modification or amendment that it deems advisable; provided, however, that shareholder approval will be required for any amendment that will (a) increase the total number of shares as to which awards may be granted under the Original Director Plan, (b) modify the class of persons eligible to receive awards, or (c) otherwise require shareholder approval under any applicable law or regulation. In addition, the Board of Directors will not amend the provisions in the Original Director Plan regarding the amount, pricing, and timing for grants pursuant to the Original Director Plan more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder. Termination or any modification or amendment of the Original Director Plan will not, without the consent of an award holder, affect his or her rights under an award previously granted to him or her; provided that the consent of an optionee is not necessary for a modification or amendment or the option, or the acceleration or deferral of the option’s vesting or exercise, that in the reasonable judgment of the Board confers a benefit on the optionee or is made in connection with the Original Director Plan’s provisions for adjustment of shares in the event of changes to the shares underlying the option or the distribution of assets to shareholders other than under a normal cash dividend.

Adjustments to Shares Subject to the Plan.    If any change is made to the Company’s common shares by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding shares as a class without the Company’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, and (ii) the number and/or class of securities and/or the price per share covered by outstanding awards under the Plan. Such adjustments may also be made in the event of any distribution of assets to shareholders other than a normal cash dividend. In determining adjustments to be made under these provisions, the Board may take into account such factors as it deems appropriate. Any such adjustments to outstanding options will be effected in a manner that precludes the enlargement of rights and benefits under such options. In the event of a liquidation or dissolution of the Company, any unexercised awards will terminate immediately prior to the proposed action unless otherwise determined by the Board. In the event of the sale of substantially all assets of the Company or a merger with or into another corporation, each award shall be assumed or an equivalent award shall be substituted by the successor corporation or a parent or subsidiary of the successor corporation or, if not assumed, shall be fully vested.

Federal Income Tax Consequences Relating to the Original Director Plan, as Amended and Restated

The U.S. federal income tax consequences of nonqualified stock options, like those granted under the Original Director Plan, are set forth under the description of the Company’s 1999 Stock Plan for Non-Employee Directors.

Description of the Consultants and Advisors Plan, as Amended and Restated, Subject to Shareholder Approval

General.    No new options may be granted under the Consultants and Advisors Plan. Outstanding options under the Consultants and Advisors Plan are eligible for adjustment if certain events occur as described below.

The purposes of the Consultants and Advisors Plan were to attract and maintain a long-term relationship with best available consultants and advisors, to provide additional incentive to such individuals, and to promote the success of Microsoft’s business. Options granted under the Consultants and Advisors Plan were nonqualified stock options evidenced by written stock option agreements.

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Administration.    The Consultants and Advisors Plan is administered by the Board or the Compensation Committee of the Board.

Plan Benefits.    Because benefits under the Consultants and Advisors Plan will depend on the Committee’s actions and the fair market value of common stock at various future dates, it is not possible to determine the benefits that will be received.

Eligibility.    Options under the Consultants and Advisors Plan could be granted only to consultants and advisors who provided consulting services to the Company. The Board or Committee, in their discretion, selected the individuals to whom options were granted, the time or times when such options were granted, and the number of shares subject to each grant.

Shares Subject to the Consultants and Advisors Plan.    The total number of shares of Company common stock that were authorized to be awarded and delivered upon the exercise of options under the Consultants and Advisors Plan was 4,800,000, as adjusted for stock splits. No additional shares may be issued under the Consultants and Advisors Plan; however, outstanding awards may be adjusted as described above under “Adjustments to Shares Subject to the Plan.”

Terms and Conditions of Options.    Each option was subject to the following additional terms and conditions:

Exercise of Option; Form of Consideration.    The Board or Committee determined when options were to become exercisable. The means of payment, if any, for shares issued upon exercise of an option were specified in each option agreement. The Consultants and Advisors Plan permitted payment to be made by cash, check or broker assisted same day sales.

Term of Option.    The term of an option may be no more than 10 years from the date of grant. No option may be exercised after the expiration of its term. Except as provided below, any option must be exercised within three months (or such shorter period specified in the grant) following termination of the optionee’s continuous status as a consultant or advisor.

Death or Disability.    If an optionee’s continuous status as consultant or advisor terminates as a result of his or her death, his or her options may be exercised, to the extent vested and not expired, within the 6-month period following the optionee’s death by his or her estate or by the person who acquires the exercise right by bequest or inheritance. If an optionee’s continuous status as consultant or advisor terminates as a result of his or her total and permanent disability, an option may be exercised, to the extent vested and not expired, within the 18-month period following the date the optionee ceased working.

Nontransferability of Options.    Unless otherwise determined by the Board or Committee, options granted under the Consultants and Advisors Plan are not transferable other than by will or the laws of descent and distribution and may be exercised during the optionee’s lifetime only by the optionee.

Other Provisions.    An option agreement may contain other terms and provisions consistent with the Consultants and Advisors Plan, as may be determined by the Board or Committee.

Adjustments to Shares Subject to the Plan.    If any change is made to the Company’s common shares by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding shares as a class without the Company’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan and (ii) the number and/or class of securities and/or the price per share covered by outstanding options under the Plan. Such adjustments may also be made in the event of any distribution of assets to shareholders other than a normal cash dividend. In determining adjustments to be made under these provisions, the Board may take into account such factors as it deems appropriate. Any such adjustments to outstanding options will be effected in a manner that precludes the enlargement of rights and benefits under such options. In the event of a liquidation or dissolution of the Company, any unexercised options will terminate immediately prior to the proposed action unless otherwise determined by the Board. In the

31 / MSFT	2004 PROXY STATEMENT

event of the sale of substantially all assets of the Company or a merger with or into another corporation, each option shall be assumed or an equivalent award shall be substituted by the successor corporation or a parent or subsidiary of the successor corporation or, if not assumed, shall be fully vested.

Amendment and Termination of the Consultants and Advisors Plan.    The Board may amend or terminate the Consultants and Advisors Plan, or any part thereof, at any time and for any reason. No such action by the Board may affect any option already granted without the written mutual agreement of the optionee and the Board; provided that the consent of an optionee is not necessary for a modification or amendment or the option, or the acceleration or deferral of the option’s vesting or exercise, that in the reasonable judgment of the Board confers a benefit on the optionee or is made in connection with the Consultants and Advisors Plan’s provisions for adjustment of shares in the event of changes to the shares underlying the option or the distribution of assets to shareholders other than under a normal cash dividend.

Federal Income Tax Consequences Relating to the Consultants and Advisors Plan, as Amended and Restated

The U.S. federal income tax consequences of nonqualified stock options, like those granted under the Consultants and Advisors Plan, are set forth under the description of the Company’s 1999 Stock Plan for Non-Employee Directors.

Vote Required and Board Recommendation

Approval of the amendments to the 1999 Director Plan, the Original Director Plan and the Consultants and Advisor Plan requires more votes in favor of approval of the amendments than those against approval. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

4. PROPOSAL FOR APPROVAL OF MATERIAL TERMS OF THE PERFORMANCE CRITERIA UNDER THE 2001 STOCK PLAN

Shareholders are being asked to approve the material terms of the performance goals that may apply to awards under the 2001 Stock Plan. This approval is necessary to preserve Microsoft’s federal income tax deduction for performance-based compensation paid to certain executive officers under Section 162(m) of the Internal Revenue Code.

Background

Section 162(m) imposes an annual deduction limit of $1 million on the amount of compensation paid to each of the chief executive officer and the four other highest compensated officers. The deduction limit does not apply to performance-based compensation that satisfies the requirements of Section 162(m). The requirements of Section 162(m) for performance-based compensation include shareholder approval of the material terms of the performance goals under which the compensation is paid. The material terms include (1) the employees eligible to receive compensation upon attainment of a goal, (2) the business criteria on which the goals may be based, and (3) the maximum amount payable to an employee upon attainment of a goal.

Awards under the 2001 Stock Plan may be granted to employees and consultants of the Company and it subsidiaries and affiliates, and to persons to whom offers of employment have been made.

Under the 2001 Stock Plan, awards may, but need not, be subject to the satisfaction of one or more performance goals. Performance goals for awards will be determined by the Compensation Committee and will be designed to support the business strategy and align executives’ interests with customer and shareholder interests. For awards that are intended to qualify as performance-based compensation under Section 162(m), performance goals will be based on one or more of the following business criteria: sales or licensing volume, revenues, customer satisfaction, expenses, organizational health/productivity, earnings (which includes similar measurements such as net profits, operating profits and net income, and which may be calculated before or after taxes, interest, depreciation, amortization or taxes), margins, cash flow, shareholder return, return on equity, assets, or investments, working capital, product shipments, product releases, brand or product recognition/acceptance, or stock price.

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Achievement of the goals may be measured:

•	individually, alternatively, or in any combination;
•	with respect to Microsoft, a subsidiary, division, business unit, product line, product, or any combination of the foregoing;
•	on an absolute basis, or relative to a target, to a designated comparison group, to results in other periods, or to other external measures; and
•	including or excluding items that could affect the measurement, such as extraordinary or unusual and nonrecurring gains or losses, litigation or claim judgments or settlements, material changes in tax laws, acquisitions, divestitures, the cumulative effect of accounting changes, asset write-downs, restructuring charges, or the results of discontinued operations.

The section of this proxy statement titled “Information Regarding Executive Officer Compensation — Long-Term Incentive Plans — Awards in Last Fiscal Year,” describes the performance goals under the 2003 shared performance stock award program.

Under the 2001 Stock Plan, stock award grants for any participant are limited to 5,000,000 shares of common stock in each taxable year of the Company, and this limit also applies to stock awards that are subject to the satisfaction of performance goals.

A description of the 2001 Stock Plan is set forth in Proposal 2 of this proxy statement.

Vote Required and Board Recommendation

The affirmative vote of holders of a majority of the shares of common stock represented at the meeting is required to approve this proposal. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

EQUITY COMPENSATION PLAN INFORMATION

(In millions, except per share amounts)

June 30, 2004	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)

Equity compensation plans approved by security holders	1,013.5	$29.15	982.4

Equity compensation plans not approved by security holders(4)	0.2	18.28	0

Total(5)	1,013.7	$29.14	982.4

(1)	Includes 34.5 million shares issuable upon vesting of outstanding stock awards granted under the 2001 Stock Plan and 30.5 million shares issuable under outstanding shared performance stock awards granted under the 2001 Stock Plan (assuming target performance).
(2)	The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding stock awards or the shares issuable under outstanding shared performance stock awards, which have no exercise price.
(3)	Includes 175.5 million shares remaining available for issuance as of June 30, 2004 under the 2003 Employee Stock Purchase Plan.

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(4)	The Microsoft Stock Option Plan for Consultants and Advisors authorized the grant of stock options to consultants and advisors to the Company. No additional options may be granted under this plan.
(5)	Does not include options to purchase an aggregate of 0.7 million shares, at a weighted average exercise price of $32.39, granted under a plan assumed in connection with an acquisition transaction. No additional options may be granted under this assumed plan.

5. RATIFICATION OF INDEPENDENT AUDITOR

The Audit Committee has selected Deloitte & Touche LLP as the Company’s independent auditor for the current fiscal year, and the Board is asking shareholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Company’s independent auditor to be engaged, retained, and supervised by the Audit Committee, the Board considers the selection of the independent auditor to be an important matter of shareholder concern and is submitting the selection of Deloitte & Touche LLP for ratification by shareholders as a matter of good corporate practice.

The affirmative vote of holders of a majority of the shares of common stock represented at the meeting is required to approve the ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditor for the current fiscal year. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

PROPOSALS OF SHAREHOLDERS FOR 2005 ANNUAL MEETING

Shareholders who, in accordance with Securities and Exchange Commission Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting Proxy Statement must submit their proposals so that they are received at Microsoft’s principal executive offices no later than the close of business on June 1, 2005. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

In accordance with our Bylaws, in order to be properly brought before the 2005 Annual Meeting, a shareholder’s notice of the matter the shareholder wishes to present, or the person or persons the shareholder wishes to nominate as a director, must be delivered to the Secretary of Microsoft at its principal executive offices not less than 120 nor more than 180 days before the first anniversary of the date of this proxy statement. As a result, any notice given by a shareholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than April 2, 2005 and no later than June 1, 2005, unless our annual meeting date is more than 30 days before or after November 9, 2004. If our 2005 annual meeting date is advanced or delayed by more than 30 days from this year’s meeting date, then proposals must be received no later than the close of business on the later of the 90th day before the 2005 Annual Meeting or the 15th day following the date on which the meeting date is publicly announced.

To be in proper form, a shareholder’s notice must include the specified information concerning the proposal or nominee as described in our Bylaws. A shareholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about our Bylaw and SEC requirements. Microsoft will not consider any proposal or nomination that does not meet the Bylaw requirements and the SEC’s requirements for submitting a proposal or nomination.

Notices of intention to present proposals at the 2005 annual meeting should be addressed to Secretary, Microsoft Corporation, One Microsoft Way, Redmond, Washington 98052. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

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SOLICITATION OF PROXIES

The Proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. Proxies may be solicited by officers, directors, and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. Also, Georgeson Shareholder Communications may solicit proxies at an approximate cost of $17,500 plus reasonable expenses. Such solicitations may be made personally or by mail, facsimile, telephone, telegraph, messenger, or via the Internet. The Company will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. All of the costs of solicitation of proxies will be paid by the Company.

VOTING PROCEDURES

Tabulation of Votes:    Votes cast by proxy or in person at the meeting will be tabulated by Mellon Investor Services, LLC.

Effect of an Abstention and Broker Non-Votes:    A shareholder who abstains from voting on any or all proposals will be included in the number of shareholders present at the meeting for the purpose of determining the presence of a quorum. Abstentions and broker non-votes will not be counted either in favor of or against the election of the nominees or other proposals. Under the rules of the National Association of Securities Dealers and the New York Stock Exchange, brokers holding stock for the accounts of their clients who have not been given specific voting instructions are not allowed to vote client proxies on Proposals 2 and 3 relating to stock plan amendments but are allowed to vote client proxies on other matters.

AUDITORS

Representatives of Deloitte & Touche LLP, independent auditor for the Company for fiscal 2004 and the current fiscal year, will be present at the annual meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

OTHER MATTERS

The Board of Directors does not intend to bring any other business before the meeting, and so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. In addition to the scheduled items of business, the meeting may consider shareholder proposals (including proposals omitted from the Proxy Statement and form of Proxy pursuant to the proxy rules of the Securities and Exchange Commission) and matters relating to the conduct of the meeting. As to any other business that may properly come before the meeting, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

DATED: Redmond, Washington, September 29, 2004.

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EXHIBIT 1

As part of the commitment of the Company and the Board of Directors to good governance practices, the Audit Committee regularly reviews its charter and recommends to the Board changes to the charter. The Board adopted changes to the charter in June 2004 that were effective July 1, 2004.

MICROSOFT CORPORATION AUDIT COMMITTEE CHARTER

ROLE

The Audit Committee of the Board of Directors assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and reporting practices of the Company, and such other duties as directed by the Board. The Committee’s purpose is to oversee the accounting and financial reporting processes of the Company, the audits of the Company’s financial statements, the qualifications of the public accounting firm engaged as the Company’s independent auditor to prepare or issue an audit report on the financial statements of the Company, and the performance of the Company’s internal and independent auditors. The Committee’s role includes a particular focus on the qualitative aspects of financial reporting to shareholders, the Company’s processes to manage business and financial risk, and compliance with significant applicable legal, ethical, and regulatory requirements. The Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditor.

MEMBERSHIP

The membership of the Committee consists of at least three directors, all of whom shall meet the independence requirements established by the Board and applicable laws, regulations and listing requirements. Each member shall in the judgment of the Board have the ability to read and understand fundamental financial statements. At least one member of the Committee shall in the judgment of the Board be an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission, and at least one member (who may also serve as the audit committee financial expert) shall in the judgment of the Board meet the financial sophistication standard as defined by the requirements of the Nasdaq Stock Market, Inc. The Board appoints the members of the Committee and the chairperson. The Board may remove any member from the Committee at any time with or without cause.

Generally, no member of the Committee may serve on more than three audit committees of publicly traded companies (including the Audit Committee of the Company) at the same time. For this purpose, service on the audit committees of a parent and its substantially owned subsidiaries counts as service on a single audit committee.

OPERATIONS

The Committee meets at least six times a year. Additional meetings may occur as the Committee or its chair deems advisable. The Committee will cause to be kept adequate minutes of all its proceedings, and will report on its actions and activities at the next quarterly meeting of the Board. Committee members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent. The Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The Committee is authorized and empowered to adopt its own rules of procedure not inconsistent with (a) any provision of this Charter, (b) any provision of the Bylaws of the Company, or (c) the laws of the state of Washington.

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COMMUNICATIONS

The independent auditor reports directly to the Committee. The Committee is expected to maintain free and open communication with the independent auditor, the internal auditors, and management. This communication will include periodic private executive sessions with each of these parties.

EDUCATION

The Company is responsible for providing new members with appropriate orientation briefings and educational opportunities, and the full Committee with educational resources related to accounting principles and procedures, current accounting topics pertinent to the Company and other material as may be requested by the Committee. The Company will assist the Committee in maintaining appropriate financial literacy.

AUTHORITY

The Committee will have the resources and authority necessary to discharge its duties and responsibilities. The Committee has sole authority to retain and terminate outside counsel or other experts or consultants, as it deems appropriate, including sole authority to approve the firms’ fees and other retention terms. The Committee will be provided with appropriate funding by the Company, as the Committee determines, for the payment of compensation to the Company’s independent auditor; outside counsel and other advisors as it deems appropriate, and ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company, and the Committee will take all necessary steps to preserve the privileged nature of those communications.

The Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Committee.

RESPONSIBILITIES

The Committee’s specific responsibilities in carrying out its oversight role are delineated in the Audit Committee Responsibilities Calendar. The Responsibilities Calendar will be updated annually to reflect changes in regulatory requirements, authoritative guidance, and evolving oversight practices. As the compendium of Committee responsibilities, the most recently updated Responsibilities Calendar will be considered to be an addendum to this Charter.

The Committee relies on the expertise and knowledge of management, the internal auditors and the independent auditor in carrying out its oversight responsibilities. Management of the Company is responsible for determining the Company’s financial statements are complete, accurate and in accordance with generally accepted accounting principles. The independent auditor is responsible for auditing the Company’s financial statements. It is not the duty of the Committee to plan or conduct audits, to determine that the financial statements are complete and accurate and in accordance with generally accepted accounting principles, to conduct investigations, or to assure compliance with laws and regulations or the Company’s standards of business conduct, codes of ethics, internal policies, procedures and controls.

Last Revised: July 1, 2004

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MICROSOFT CORPORATION

AUDIT COMMITTEE RESPONSIBILITIES CALENDAR

WHEN PERFORMED Audit Committee Meetings
	RESPONSIBILITY	Q1	Q2	Q3	Q4	As Needed

1.	The agenda for Committee meetings will be prepared in consultation between the Committee chair (with input from the Committee members), Finance management, the General Auditor and the independent auditor.	X	X	X	X	X

2.	Review and update the Audit Committee Charter and Responsibilities Calendar annually.				X

3.	Complete an annual evaluation of the Committee’s performance.		X

4.	Provide a report in the annual proxy that includes the Committee’s review and discussion of matters with management and the independent auditor.	X

5.	Include a copy of the Committee charter as an appendix to the proxy statement at least once every three years.					X

6.	Appoint or replace the independent auditor and approve the terms on which the independent auditor is engaged for the ensuing fiscal year.				X

7.	At least annually, evaluate the independent auditor’s qualifications, performance, and independence, including that of the lead partner. The evaluation will include obtaining a written report from the independent auditor describing: the firm’s internal quality control procedures; any material issues raised by the most recent internal quality control review, or peer review, of the firm or by any inquiry or investigation by governmental or professional authorities within the past five years, concerning an independent audit or audits carried out by the firm, and any steps taken to deal with those issues; and all relationships between the independent auditor and the Company.				X	X

8.	Resolve any disagreements between management and the independent auditor about financial reporting.					X

9.	Establish and oversee a policy designating permissible services that the independent auditor may perform for the Company, providing for pre-approval of those services by the Committee subject to the de minimis exceptions permitted under applicable rules, and quarterly review of any services approved by the designated member under the policy and the firm’s non-audit services and related fees.	X	X	X	X	X

10.	Review the responsibilities, functions and performance of the Company’s internal audit department.			X

11.	Review and approve the appointment or change in the General Auditor.					X

12.	Ensure receipt from the independent auditor of a formal written statement delineating all relationships between the auditor and the company, consistent with Independence Standards Board Standard No. 1, and actively engage in a dialogue with the auditor about any disclosed relationships or services that may impact the objectivity and independence of the auditor, and take appropriate action to oversee the independence of the independent auditor.	X

13.	Advise the Board about the Committee’s determination whether the Committee consists of three or more members all of whom are financially literate, including at least one member who has financial sophistication and is a financial expert.	X

14.	Inquire of Finance management, the General Auditor, and the independent auditor about significant risks or exposures, review the Company’s policies for risk assessment and risk management, and assess the steps management has taken to control such risk to the Company.				X	X

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MICROSOFT CORPORATION

AUDIT COMMITTEE RESPONSIBILITIES CALENDAR

WHEN PERFORMED Audit Committee Meetings
	RESPONSIBILITY	Q1	Q2	Q3	Q4	As Needed

15.	Review with the General Auditor, the independent auditor and Finance management the audit scope and plan, and coordination of audit efforts to ensure completeness of coverage, reduction of redundant efforts, the effective use of audit resources, and the use of independent public accountants other than the appointed auditors of the Company.	X		X		X

16.	Consider and review with Finance management, the independent auditor and the General Auditor:
	a. The Company’s annual assessment of the effectiveness of its internal controls and the independent auditor’s attestation and report about the Company’s assessment.	X
	b. The adequacy of the Company’s internal controls including computerized information system controls and security.	X
	c. Any related significant findings and recommendations of the independent auditor and internal audit together with management’s responses.					X

17.	Review with Finance management any significant changes to GAAP and/or MAP policies or standards.	X	X	X	X

18.	Review with Finance management and the independent auditor at the completion of the annual audit:	X				X
a. The Company’s annual financial statements and related footnotes.
b. The independent auditor’s audit of the financial statements and its report thereon.
c. Any significant changes required in the independent auditor’s audit plan.
d. Any serious difficulties or disputes with management encountered during the course of the audit and management’s response.
e. Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.

19.	Review with Finance management and the independent auditor at least annually the Company’s critical accounting policies.	X				X

20.	Review policies and procedures with respect to transactions between the Company and officers and directors, or affiliates of officers or directors, or transactions that are not a normal part of the Company’s business, and review and approve those related-party transactions that would be disclosed pursuant to SEC Regulation S-K, Item 404.				X	X

21.	Consider and review with Finance management and the General Auditor:	X	X	X	X	X
a. Significant findings during the year and management’s responses.
b. Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.
c. Any changes required in planned scope of their audit plan.

22.	Participate in a telephonic meeting among Finance management, the General Auditor and the independent auditor before each earnings release to discuss the earnings release, financial information and earnings guidance.	X	X	X	X

23.	Review and discuss with Finance management and the independent auditor the Company’s quarterly financial statements.	X	X	X	X

24.	Review the periodic reports of the Company with Finance management, the General Auditor and the independent auditor prior to filing of the reports with the SEC, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”	X	X	X	X

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MICROSOFT CORPORATION

AUDIT COMMITTEE RESPONSIBILITIES CALENDAR

WHEN PERFORMED Audit Committee Meetings
	RESPONSIBILITY	Q1	Q2	Q3	Q4	As Needed

25.	In connection with each periodic report of the Company, review:	X	X	X	X
a. Management’s disclosure to the Committee and the independent auditor under Section 302 of the Sarbanes-Oxley Act, including identified changes in internal control over financial reporting.
b. The contents of the Chief Executive Officer and the Chief Financial Officer certificates to be filed under Sections 302 and 906 of the Sarbanes-Oxley Act.

26.	Monitor the appropriate standards adopted as a code of conduct for the Company.		X			X

27.	Review with the Compliance Officer legal and regulatory matters that may have a material impact on the financial statements, related Company compliance policies and programs, and reports received from regulators.	X	X	X	X

28.	Develop, review and oversee procedures for (i) receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters, and (ii) the confidential, anonymous submission of employee concerns regarding accounting or auditing matters.		X			X

29.	Meet with the independent auditor in executive session to discuss any matters the Committee or the independent auditor believes should be discussed privately with the Audit Committee.	X	X	X	X

30.	Meet with the General Auditor in executive session to discuss any matters the Committee or the General Auditor believes should be discussed privately with the Audit Committee.	X	X	X	X

31.	Meet with Finance management in executive sessions to discuss any matters the Committee or Finance management believes should be discussed privately with the Audit Committee.					X

32.	Set clear hiring policies for the Company’s hiring of employees or former employees of the independent auditor who were engaged in the Company’s account, and ensure the policies comply with any regulations applicable to the Company.					X

40 / MSFT	2004 PROXY STATEMENT